Exhibit 10.2

AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of August 5, 2009
BEAZER HOMES USA, INC.,
THE LENDERS PARTY HERETO,
THE ISSUERS PARTY HERETO,
CITIBANK, N.A.,
as Swing Line Lender,
and
CITIBANK, N.A.,
as Agent
CITIGROUP GLOBAL MARKETS INC.
Lead Arranger and Bookrunner
$22,000,000 364-DAY REVOLVING CREDIT FACILITY

i

LIST OF SCHEDULES AND EXHIBITS

Schedule	Description	Reference
Schedule I	Commitments	2.01

Schedule II	[Intentionally Deleted]

Schedule III	Guarantors	Definition

Schedule IV	Secured Borrowing Base Conditions	Definition

Schedule V	Metropolitan Statistical Areas	1.01

Schedule 4.07	Claims	4.07

Schedule 4.10	Subsidiaries of Borrower	4.10

Schedule 4.14	Environmental Matters	4.10, 5.06, 5.10, 8.01(10)

Schedule 5.16	Post-Closing Matters	5.16

Exhibit	Description	Reference
Exhibit A-1	Form of Amended and Restated Guaranty	Definition

Exhibit A-2	Form of Cash Collateral Agreement

Exhibit A-3	Form of Amended and Restated Collateral Agreement

Exhibit B	Form of Note	Definition

Exhibit C	Commitment and Acceptance	2.02.2(a)

Exhibit D	Form of Certificate for Borrowings and	2.22.3(iii), 3.02
Facility Letters of Credit

Exhibit E	Opinion of Borrower’s Counsel	3.01(5)

Exhibit F	Assignment Agreement	11.02(b)(ii)

Exhibit G	Form of Officer’s Certification	Schedule IV

          AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 5, 2009 among BEAZER HOMES USA, INC., a Delaware corporation (the “Borrower”), the Lenders that are signatories hereto, the Issuers that are signatories hereto, CITIBANK, N.A., a national banking association, as Swing Line Lender, and CITIBANK, N.A., a Delaware corporation, as Agent (the “Agent”) for the Lenders and the Issuers.
PRELIMINARY STATEMENTS
          (1) The Borrower entered into that certain Credit Agreement dated as of July 25, 2007 (the “Original Credit Agreement”), among the Borrower, the several lenders party thereto as lenders and as issuers, and Wachovia Bank, National Association, as agent, as modified by (i) the First Amendment, (ii) that certain Second Limited Waiver dated as of June 30, 2009, (iii) the Second Amendment, (iv) the Third Amendment, (v) that certain Third Limited Waiver dated as of May 4, 2009, and (vi) the Fourth Amendment, each entered into among the Borrower, the several lenders party thereto as lenders and Wachovia Bank, National Association, as agent (the Original Credit Agreement, as so modified, and as heretofore otherwise amended, supplemented or otherwise modified, being hereinafter referred to as the “Existing Credit Agreement”).
          (2) Pursuant to that certain Successor Agency and Amendment Agreement dated as of the date hereof among Wachovia Bank, National Association, Citibank, N.A., the lenders and issuers under the Existing Credit Agreement, the Borrower and the Guarantors (as hereinafter defined), Wachovia Bank, National Association resigned as agent under the Existing Credit Agreement and Citibank, N.A. was appointed as successor agent.
          (3) The Borrower, the Lenders, the Issuers and the Agent desire to amend and restate the Existing Credit Agreement in the manner hereinafter set forth.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01 Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular shall have the same meaning when used in the plural and vice versa):
               “ABR Loan” means a Loan which bears interest at the Alternate Base Rate, other than a Swing Line Loan.
               “Acceptable Appraisal” means an appraisal commissioned by and addressed to the Agent (reasonably acceptable to the Agent as to form, assumptions, substance, and appraisal date), prepared by a qualified professional appraiser reasonably acceptable to the Agent, and complying in all material respects with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989.
               “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement by which the Borrower or any of its Subsidiaries (i) acquires any going concern or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes or by percentage of voting power) of the Common Equity of another Person.
               “Adjusted Cash Flow from Operations” means, for any period of four consecutive fiscal quarters of the Borrower and its Subsidiaries (other than those Subsidiaries that are not Guarantors), the sum of (a) the cash generated by (or used in) operating activities, as calculated on the quarterly financial statements for the Borrower and its Subsidiaries, on a consolidated basis for such period, as determined in accordance with GAAP, such amount being reflected in the line item designated “Net Cash (used in) provided by operating activities” on the Borrower’s quarterly financial statements, plus (b) Interest Incurred of the Borrower and its Subsidiaries, on a consolidated basis for such four consecutive fiscal quarters, as determined in accordance with GAAP.
               “Adjusted LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
               “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
               “Affected Lender” is defined in Section 2.20(a).
               “Affiliate” means, with respect to any Person, any other Person (1) which directly or indirectly controls, or is controlled by, or is under common control with, such Person or a Subsidiary of such Person; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting equity interests of such Person or any Subsidiary of such Person; or (3) five percent (5%) or more of the voting equity interests of which is directly or indirectly beneficially owned or held by such Person or a Subsidiary of such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

               “Agent” has the meaning assigned to such term in the opening paragraph of this Agreement.
               “Agent’s Fee Letter” means that certain fee letter dated August 3, 2009 from the Agent and Arranger to the Borrower and accepted by the Borrower.
               “Aggregate Commitment” means, at any time after the Effective Date, the aggregate Commitments of all the Lenders.
               “Aggregate Outstanding Extensions of Credit” means, at any time, the sum of the aggregate principal amount of all Loans (including all Swing Line Loans) and the Facility Letter of Credit Obligations, in each case outstanding at such time.
               “Agreement” means the Existing Credit Agreement, as amended and restated by this Amended and Restated Credit Agreement, as further amended, supplemented or otherwise modified from time to time; except that any reference to the date of this Agreement shall mean the date of this Amended and Restated Credit Agreement.
               “Alternate Base Rate” means, for any day, the sum of (a) a rate per annum equal to the greater of (i) the Base Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, plus (b) the Applicable Margin. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
               “Amended and Restated Guaranty” means the Amended and Restated Guaranty dated as of the date hereof among each Guarantor identified on Schedule III and the Agent, substantially in the form attached as Exhibit A-1.
               “Applicable Letter of Credit Rate” means, as at any date of determination, a rate per annum equal to the then effective Applicable Margin for Eurodollar Loans.
               “Applicable Margin” means, as at any date of determination, the margin indicated below for the applicable type of Loan for each of the Cash Secured Option and the Secured Borrowing Base Option, as applicable:

Pricing Option	Eurodollar Loans	Base Rate Loans
Cash Secured Option	1.50%	0.50%
Secured Borrowing Base Option	6.00%	5.00%

               “Appraised Value” means, with respect to any Real Property or any portion thereof, the appraised value of such Real Property or portion thereof set forth in the most-recent Acceptable Appraisal obtained by the Agent pursuant to the Loan Documents. The Appraised Value of (a) a Real Property shall be adjusted to take into account any portion that has been sold or otherwise transferred, and (b) a portion of a Real Property shall be calculated based upon the Acceptable Appraisal for such Real Property and allocated to such portion of such Real Property by the Borrower based upon a reasonable methodology approved by the Agent, including a methodology to reflect the value of ongoing or completed construction of Housing Units and improvements to Lots Under Development.
               “Approved Electronic Communications” means each Communication that the Borrower or any Guarantor is obligated to, or otherwise chooses to, provide to the Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by the Borrower or any Guarantor to the Agent and without limiting or otherwise affecting either the Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice of prepayment pursuant to Section 2.11 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.
               “Approved Electronic Platform” is defined in Section 10.02(d).
               “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

               “Arranger” means Citigroup Global Markets Inc.
               “Assignment and Assumption” is defined in Section 11.02(b)(ii).
               “Base Indenture 2001” has the meaning set forth in the definition of the term “Senior Notes”.
               “Base Indenture 2002” has the meaning set forth in the definition of the term “Senior Notes”.
               “Base Indenture 2004” has the meaning set forth in the definition of the term “Senior Notes”.
               “Base Rate” means the fluctuating rate of interest announced publicly by Citibank, N.A. in New York, New York from time to time as its base rate.
               “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
               “BMC” means Beazer Mortgage Corporation, a Delaware corporation and Wholly-Owned Subsidiary of the Borrower.
               “Borrowing” means a borrowing consisting of Loans of the same type made, renewed or converted on the same day.
               “Business Day” means (i) with respect to any Borrowing, payment or rate selection of Eurodollar Loans, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities.
               “Capital Lease” means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.
               “Cash Collateral Account” means the Account (as such term is defined in the Cash Collateral Agreement) maintained under the Cash Collateral Agreement.
               “Cash Collateral Agreement” means the Cash Collateral Agreement to be executed and delivered by the Borrower in accordance with Section 3.01, substantially in the form of Exhibit A-2.

               “Cash Equivalents” means:
               (a) certificates of deposit, time deposits, bankers acceptances, and other obligations placed with commercial banks organized under the laws of the United States of America or any state thereof, or branches or agencies of foreign banks licensed under the laws of the United States of America or any state thereof, having a short-term rating of not less than A- by each of Moody’s and S&P at the time of acquisition, and having a maturities of not more than one year; provided that the aggregate principal Investment at any one time in any one such institution shall not exceed the Borrower’s specified investment limit for such institution under the Borrower’s investment policy as in effect from time to time;
               (b) direct obligation of the United States or any agency thereof with maturities of one year or less from the date of acquisition;
               (c) money market funds provided that such funds (A) have total net assets of at least $2 billion, (B) have investment objectives and policies that substantially conform with the Borrower’s investment policy as in effect from time to time, (C) purchase only first-tier or U.S. government obligations as defined by Rule 2a-7 of the Securities and Exchange Commission promulgated under the Investment Company Act of 1940, and (D) otherwise comply with such Rule 2a-7; provided that the aggregate principal Investment at any one time in any one such money market fund shall not exceed $100,000,000, if the Investment is to be for more than three Business Days;
               (d) investments in other short-term securities permitted as investments under the Borrower’s investment policy in effect from time to time and consented to by Required Lenders.
               “Cash Secured Option” means the option of the Borrower to designate pursuant to Section 2.03 that availability of the Facility will be conditioned upon Aggregate Outstanding Extensions of Credit at all times being fully secured by Unrestricted Cash Collateral under the Cash Collateral Agreement in an amount equal to or greater than 105% of the Aggregate Outstanding Extensions of Credit.
               “Change of Control” means any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower or (except for an Internal Reorganization) of a Significant Guarantor or Significant Subsidiary, as an entirety or substantially as an entirety to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) in one or a series of transactions; (ii) the acquisition by any Person or group of fifty percent (50%) or more of the aggregate voting power of all classes of Common Equity of the Borrower or (except for an Internal Reorganization) of a Significant Guarantor or Significant Subsidiary in one transaction or a series of related transactions; (iii) the liquidation or dissolution of the Borrower or (except for an Internal Reorganization) of a Significant Guarantor or Significant Subsidiary; (iv) any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise but excluding an Internal Reorganization) that results in, or that is in connection with, (a) any Person or group acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the aggregate voting power of all classes of Common Equity of the Borrower, a Significant Guarantor or a Significant Subsidiary, or of any Person or group that possesses “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the aggregate voting power of all classes of Common Equity of the Borrower, a Significant Guarantor or a Significant Subsidiary, or (b) less than fifty percent (50%) (measured by the aggregate voting power of all classes) of the Common Equity of the Borrower being registered under Section 12(b) or 12(g) of the Exchange Act; (v) a majority of the Board of Directors of the Borrower, a Significant Guarantor or a Significant Subsidiary, not being comprised of persons who (a) were members of the Board of Directors of such Borrower, Significant Guarantor or Significant Subsidiary, as of the date of this Agreement (“Original Directors”), or (b) were nominated for election or elected to the Board of Directors of such Borrower, Significant Guarantor, or Significant Subsidiary, with the affirmative vote of at least a majority of the directors who themselves were Original Directors or who were similarly nominated for election or elected; or (vi) with respect to any Significant Guarantor or Significant Subsidiary which is not a corporation, any loss by the Borrower of the right or power directly, or indirectly through one or more intermediaries, to control the activities of any such Significant Guarantor or Significant Subsidiary. Nothing herein contained shall modify or otherwise affect the provisions of Section 6.06.
               “Closing Date” is defined in Section 3.01.
               “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.
               “Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
               “Collateral Agreement” means the Amended and Restated Collateral Agreement dated as of the date hereof among the Borrower, each Guarantor identified on Schedule III and the Agent, substantially in the form of Exhibit A-3.
               “Collateral Shortfall Amount” has the meaning assigned to that term in Section 8.01.
               “Commitment” means, for each of the Lenders, the obligation of such Lender to make Loans and to purchase participations in Facility Letters of Credit in the aggregate not exceeding the amount set forth in Schedule I hereto as its “Commitment,” as such amount may be decreased from time to time pursuant to the terms of Section 2.02.1 or increased pursuant to

Section 2.02.2; provided, however, that the Commitment of a Lender may not be increased without its prior written approval.
               “Commitment and Acceptance” is defined in Section 2.02.2(a).
               “Common Equity” of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities convertible into, or exchangeable for, such equity) to the extent that the foregoing is entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or other persons that will control the management and policies of such Person.
               “Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.
               “Communications” means each notice, demand, communication, information, document and other material provided for under this Agreement or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, the Borrower or any Guarantor or their respective Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.
               “Consolidated Debt” means the Debt of the Borrower and its Subsidiaries determined on a consolidated basis (but shall not include Debt of any Subsidiary which is not a Guarantor, except to the extent that such Debt is guaranteed by the Borrower or a Guarantor).
               “Consolidated Tangible Assets” of the Borrower means, as of any date, the total amount of assets of the Borrower and its Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date (or on such date if such date is the last day of the fiscal quarter), as determined in accordance with GAAP, less (i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity Investments in Subsidiaries, in the case of each of clauses (i) and (ii) above, as would be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the fiscal quarter immediately preceding such date (or on such date if such date is the last day of the fiscal quarter), prepared in accordance with GAAP.
               “Consolidated Tangible Net Worth” of the Borrower means, at any date, the consolidated stockholders’ equity of the Borrower determined in accordance with GAAP, less Intangible Assets, all determined as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered (or were required to have been delivered) pursuant to Section 5.08(1) or (2).
               “Construction Inspector” means the architectural or engineering firm or such party which the Agent shall designate to perform various services on behalf of the Agent and the Lenders. The services to be performed by the Construction Inspector shall include inspections, review of the plans and all proposed changes to them, preparation of a “cost breakdown” construction analysis, periodic inspections of construction work for conformity with the plans, approval of draw requests and the issuance of reports and certifications solely for the benefit of the Agent and the Lenders and shall not impose upon the Agent or any Lender any obligation to make inspections, or to correct or require any other Person to correct any defects, or to notify any Person with respect to such defects.
               “Debt” means, without duplication, with respect to any Person (1) indebtedness or liability for borrowed money, including, without limitation, subordinated indebtedness (other than trade accounts payable and accruals incurred in the ordinary course of business); (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property (including, without limitation, seller financing of any Inventory) or services, provided, however, that Debt shall not include (A) obligations with respect to options to purchase real property that have not been exercised, or (B) trade payables arising in the ordinary course of business that are no more than 90 days overdue; (4) obligations as lessee under Capital Leases to the extent that the same would, in accordance with GAAP, appear as liabilities in the Borrower’s consolidated balance sheet; (5) current liabilities in respect of unfunded vested benefits under Plans and incurred withdrawal liability under any Multiemployer Plan; (6) reimbursement obligations under letters of credit (including contingent obligations with respect to letters of credit not yet drawn upon); (7) obligations under acceptance facilities; (8) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person or entity, or otherwise to assure a creditor against loss, provided, however, that “Debt” shall not include guaranties of performance obligations; (9) obligations secured by any Liens on any property of such Person, whether or not the obligations have been assumed; and (10) net liabilities under interest rate swap, exchange or cap agreements (valued as the termination value thereof, computed in accordance with a method approved by the International Swaps and Derivatives Association and agreed to by such Person in the applicable agreement).
               “Default” means any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
               “Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Loans or participations in Facility Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, which failure has not been cured, (b) otherwise failed to pay to the Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, which failure has not been cured, or (c) (i) become insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
               “Deferred Tax Valuation Allowance” means any valuation allowance applied to deferred tax assets as determined in accordance with GAAP and included in the financial statements of the Borrower.
               “Disqualified Stock” means any equity interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is six months after the Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any equity interests referred to in (a) above, in each case at any time on or prior to the date which is six months after the Termination Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations and termination of all Commitments; provided, however, that any equity interests that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such equity interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such equity interests upon the occurrence of a change in control or an asset sale occurring prior to the Termination Date shall not constitute Disqualified Stock if such equity interests provide that the issuer thereof will not redeem any such equity interests pursuant to such provisions prior to the repayment in full of the Obligations and termination of all Commitments.
               “Dollars” and the sign “$” mean lawful money of the United States of America.
               “EBITDA” means, for any period, on a consolidated basis for the Borrower and its Subsidiaries (other than those Subsidiaries that are not Guarantors), the sum of the amounts for such period of (i) Net Income (but excluding from such Net Income for the applicable period any income derived from any Investment in a Joint Venture referred to in Section 6.07(10) to the extent that such income exceeds the cash distributions thereof received by the Borrower or its Subsidiaries (other than those Subsidiaries that are not Guarantors) in such period), plus (ii) charges against income for foreign, federal, state and local taxes, plus (iii) Interest Expense, plus

(iv) depreciation, plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets and amortization of deferred compensation expense, plus (vi) extraordinary losses (and all other non-cash items reducing Net Income, including but not limited to impairment charges for land and other long-lived assets and option deposit forfeitures), minus (vii) interest income, minus (viii) extraordinary gains (and any unusual gains and non-cash credits arising in or outside of the ordinary course of business not included in extraordinary gains that have been included in the determination of such Net Income), all determined in accordance with GAAP.
               “Entitled Land” means all Lots that are neither Lots Under Development nor Finished Lots.
               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.
               “Eurodollar Loan” means any Loan when and to the extent that the interest rate therefor is determined by reference to the Eurodollar Rate.
               “Eurodollar Rate” means, with respect to a Eurodollar Loan for the relevant Interest Period, the sum of (a) the Adjusted LIBO Rate applicable to such Interest Period plus (b) the Applicable Margin.
               “Event of Default” means any of the events specified in Section 8.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
               “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
               “Extension Request” is defined in Section 2.19(a).
               “Facility” means the revolving credit and letter of credit facilities described in Section 2.01, together with the Swing Line facility described in Section 2.21.
               “Facility Increase” is defined in Section 2.02.2(a).
               “Facility Letter of Credit” means any Letter of Credit issued by an Issuer for the account of the Borrower in accordance with Section 2.22.
               “Facility Letter of Credit Collateral Account” is defined in Section 2.22.13.
               “Facility Letter of Credit Fee” means a fee, payable with respect to each Facility Letter of Credit issued by an Issuer, in an amount per annum equal to the product of (i) the

Applicable Letter of Credit Rate (determined as of the date on which the quarterly installment of such fee is due) and (ii) the undrawn outstanding amount of such Facility Letter of Credit, which fee shall be calculated in the manner provided in Section 2.22.7.
               “Facility Letter of Credit Obligations” means, at any date, the sum of (i) the aggregate undrawn face amount of all outstanding Facility Letters of Credit, and (ii) the aggregate amount paid by an Issuer on any Facility Letters of Credit to the extent (if any) not reimbursed by the Borrower or by the Lenders under Section 2.22.4.
               “Facility Letter of Credit Sublimit” means an amount equal to the Aggregate Commitment.
               “Federal Funds Effective Rate” means, for each day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. New York City time on such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent in its sole discretion.
               “Financial Letter of Credit” means any Letter of Credit of the Borrower or a Guarantor that is not a Performance Letter of Credit.
               “Finished Lots” means Lots in respect of which a building permit, from the applicable local governmental authority, has been or could be obtained; provided, however, that the term “Finished Lots” shall not include any Land upon which the construction of a Housing Unit has commenced.
               “First Amendment” means the Waiver and First Amendment, dated as of October 10, 2007, to and under the Original Credit Agreement.
               “First Amendment Effective Date” means the date that the First Amendment becomes effective in accordance with its terms.
               “Fourth Amendment” means the Fourth Amendment, dated as of the date hereof, to and under the Original Credit Agreement.
               “GAAP” means generally accepted accounting principles in the United States in effect from time to time (subject to the provisions of Section 1.02).
               “Guarantor” means (a) the Subsidiaries of Borrower identified on Schedule III hereto and (b) any Person that, pursuant to a Supplemental Guaranty, guarantees the Obligations.

               “Guaranty” means (a) the Amended and Restated Guaranty or (b) a Supplemental Guaranty.
               “Housing Unit” means a dwelling, including the Land on which such dwelling is located, whether such dwelling is a Single Family Housing Unit or a Multifamily Housing Unit (including condominiums but excluding mobile homes), which dwelling is either under construction or completed and is (or, upon completion of construction thereof, will be) available for sale.
               “Housing Unit Under Contract” means a Housing Unit owned by the Borrower or a Subsidiary as to which the Borrower or such Subsidiary has a bona fide contract of sale, in a form customarily employed by the Borrower or such Subsidiary and reasonably satisfactory to the Agent with a Person who is not an Affiliate, under which contract no defaults then exist and not less than $1,000.00 toward the purchase price has been paid; provided, however, that in the case of any Housing Unit the purchase of which is to be financed in whole or in part by a loan insured by the Federal Housing Administration or guaranteed by the Veterans Administration, the required minimum down payment shall be the amount (if any) required under the rules of the relevant agency.
               “Housing Unit Closing” means a closing of the sale of a Housing Unit by the Borrower or a Subsidiary (including any company or other entity acquired in an Acquisition by the Borrower or a Subsidiary) to a bona fide purchaser for value that is not an Affiliate.
               “Incur” means to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of or otherwise become liable with respect to any Debt; provided, however, that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Debt.
               “Intangible Assets” means, at any time, the amount (to the extent reflected in determining consolidated stockholders equity of the Borrower and its Subsidiaries) of (i) Investments in any Subsidiaries that are not Guarantors and (ii) all unamortized debt discount and expense, unamortized deferred charges, good will, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.
               “Interest Coverage Ratio” means, for any period, the ratio of (a) EBITDA to (b) the sum (on a consolidated basis for the Borrower and its Subsidiaries (other than those Subsidiaries that are not Guarantors)) of all interest incurred (whether expensed or capitalized), less the amount of interest income for such period.
               “Interest Deficit” is defined in Section 2.08(b).

               “Interest Expense” means, for any period, the total interest expense of the Borrower and its Subsidiaries (other than those Subsidiaries that are not Guarantors), whether paid directly or amortized through cost of sales (including the interest component of Capital Leases). Notwithstanding that GAAP may otherwise provide, the Borrower shall not be required to include in Interest Expense the amount of any premium paid to prepay Debt.
               “Interest Incurred” means, for any period, the sum (on a consolidated basis for the Borrower and its Subsidiaries (other than those Subsidiaries which are not Guarantors)) of all interest incurred (whether expensed or capitalized) of the Borrower and its Subsidiaries, less the amount of interest income for such period.
               “Interest Period” means, with respect to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes, the date of a Eurodollar Loan initially shall be the date on which such Eurodollar Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Eurodollar Loan.
               “Internal Reorganization” means any reorganization between or among the Borrower and any Subsidiary or Subsidiaries or between or among any Subsidiary and one or more other Subsidiaries or any combination thereof by way of liquidations, mergers, consolidations, conveyances, assignments, sales, transfers and other dispositions of all or substantially all of the assets of a Subsidiary (whether in one transaction or in a series of transactions); provided that (a) the Borrower shall preserve and maintain its status as a validly existing corporation and (b) all assets, liabilities, obligations and guarantees of any Subsidiary party to such reorganization will continue to be held by such Subsidiary or be assumed by the Borrower or a Wholly-Owned Subsidiary of the Borrower.
               “Inventory” means all Housing Units, Lots, goods, merchandise and other personal property wherever located to be used for or incorporated into any Housing Unit.
               “Inventory Valuation Date” means the last day of the most recent calendar month of the Borrower with respect to which the Borrower is required to have delivered a Secured Borrowing Base Certificate pursuant to Section 5.08(6) and Section 2.01.2(b)(ix).

               “Investment” has the meaning provided therefor in Section 6.07. The amount of any Investment shall include (a) in the case of any loan or advance, the outstanding amount of such loan or advance and (b) in the case of any equity Investment, the amount of the “net equity investment” as determined in accordance with GAAP.
               “Issuance Date” means the date on which a Facility Letter of Credit is issued, amended or extended.
               “Issuer” means, with respect to each Facility Letter of Credit Citibank, N.A. or such other Lender selected by the Borrower with the approval of the Agent to issue such Facility Letter of Credit, provided such other Lender consents to act in such capacity.
               “Joint Venture” means any Person (other than a Subsidiary) in which the Borrower or a Subsidiary holds any stock, partnership interest, joint venture interest, limited liability company interest or other equity interest.
               “Land” means land owned by the Borrower or a Subsidiary, which land is being developed or is held for future development or sale.
               “Lenders” means each of the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to a Commitment and Acceptance or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
               “Lending Office” means, with respect to any Lender, the Lending Office of such Lender (or of an affiliate of such Bank) heretofore designated in writing by such Lender to the Agent or such other office or branch of such Lender (or of an affiliate of such Lender) as that Lender may from time to time specify to the Borrower and the Agent as the office or branch at which its Loans (or Loans of a type designated in such notice) are to be made and maintained.
               “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued by a financial institution upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
               “Lender Party” means any Lender, any Issuer or the Swing Line Lender.
               “Leverage Ratio” means, as of any date, the ratio of (a) an amount equal to (i) Consolidated Debt minus (ii) the excess (if any) of (A) the average of the month-end balances of Unrestricted Cash for the fiscal quarter then, or most recently, ended, over (B) $20,000,000 to (b) Consolidated Tangible Net Worth.
               “LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page, or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Citibank, N.A. in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
               “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).
               “Loan” means, with respect to a Lender, a Loan made by such Lender pursuant to Section 2.01.1 and any conversion or continuation thereof and, unless the context otherwise indicates, shall include Swing Line Loans made pursuant to Section 2.21.
               “Loan Documents” means this Agreement, the Notes, the Guaranties, the Security Documents, the Reimbursement Agreements, and any and all documents delivered hereunder or pursuant hereto.
               “Loan Party” means the Borrower and each Guarantor.
               “Lots” means all Land owned by the Borrower and/or a Subsidiary which is zoned by the municipality in which such real property is located for residential building and use, and with respect to which the Borrower or such Subsidiary has obtained all necessary approvals for its subdivision for Housing Units; provided, however, that the term “Lots” shall not include any Land upon which the construction of a Housing Unit has commenced.
               “Lots Under Development” means Lots with respect to which construction of streets or other subdivision improvements has commenced but which are not Finished Lots.
               “Moody’s” means Moody’s Investors Service, Inc.

               “Mortgaged Property” means the real estate of the Loan Parties, as to which the Agent for the benefit of the Lenders has been granted a Lien pursuant to a Mortgage.
               “Mortgages” means each of the mortgages, deeds of trust and similar instruments (including any spreader, amendment, restatement or similar modification of any existing Mortgage) made by any Loan Party in favor of the Agent or for the benefit of the Agent, for the benefit of the Lenders, in form and substance reasonably satisfactory to the Agent and the Borrower.
               “Multiemployer Plan” means a plan described in Section 4001(a)(3) of ERISA in respect of which the Borrower, a Subsidiary or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.
               “Multifamily Housing Unit” means any residential dwelling that has twenty (20) or more units or four (4) or more stories.
               “Net Income” means, for any period, the net earnings (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period.
               “New Lender” means a Lender or other entity (in each case approved by the Agent, which approval shall not be unreasonably withheld) that elects, upon request by Borrower, to issue a Commitment or, in the case of an existing Lender, to increase its existing Commitment, pursuant to Section 2.02.2.
               “Note” means a promissory note in substantially the form of Exhibit B hereto, executed and delivered by the Borrower payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, restatement, renewal or replacement of such promissory note.
               “Obligations” means (a) the due and punctual payment of principal of and interest on the Loans and the Notes, (b) the due and punctual payment of the Facility Letter of Credit Obligations, and (c) the due and punctual payment of fees, expenses, reimbursements, indemnifications and other present and future monetary obligations of the Borrower and each Guarantor to the Lenders or to any Lender, the Agent, any Issuer or any indemnified party, in each case arising under the Loan Documents.
               “Participant” is defined in Section 11.03.
               “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
               “Performance Letter of Credit” means any Letter of Credit of the Borrower or a Guarantor that is issued for the benefit of a municipality, other governmental authority, utility,

water or sewer authority, or other similar entity for the purpose of assuring such beneficiary of the Letter of Credit of the proper and timely completion of construction work.
               “Permitted Acquisition” means any Acquisition (other than by means of a hostile takeover, hostile tender offer or other similar hostile transaction) of a business or entity engaged primarily in the business of home building; provided that, immediately before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing.
               “Permitted Secured Debt Conditions” means, with respect to any Secured Debt permitted to be incurred under Section 6.02, the collective reference to the following conditions: (i) no Default or Event of Default shall have occurred and be continuing, (ii) all representations and warranties shall be true and correct in all material respects immediately prior to, and immediately after giving effect to, the incurrence of such Secured Debt and (iii) all covenants in Article VII shall continue to be in compliance immediately after giving effect to the incurrence of such Secured Debt.
               “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.
               “Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which (a) the Borrower or a Subsidiary or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA and (b) the Borrower or a Subsidiary has any material liability; provided, however, that the term “Plan” shall not include any Multiemployer Plan.
               “Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code that could subject the Borrower or any Subsidiary to any material liability.
               “Pro Rata Share” means, at any time for any Lender, the ratio that such Lender’s Commitment bears to the Aggregate Commitment; provided, however, that if the Aggregate Commitment has terminated or been terminated in full, the Pro Rata Share shall be the ratio that (x) the sum of such Lender’s outstanding Loans and Facility Letter of Credit Obligations bears to (y) the sum of all outstanding Loans and Facility Letter of Credit Obligations; and provided, further, that this definition is subject to the provisions of Section 2.02.2(c) (if and when applicable).
               “Quarterly Payment Date” means October 1, 2009 and the first day of each January, April, July and October thereafter.

               “Real Property” means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased by a Loan Party (the “Land”), together with the right, title and interest of such Loan Party in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land necessary for the residential development of such Land, together with all of the buildings and other improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto. It is understood that any calculation of the book value of Real Property shall be calculated as of the month end last reported in a Secured Borrowing Base Certificate.
               “Receivables” means the net proceeds payable to, but not yet received by, the Borrower or a Subsidiary following a Housing Unit Closing.
               “Refinancing Debt” means Debt that refunds, refinances or extends any applicable Debt (“Refinanced Debt”) but only to the extent that (i) the Refinancing Debt is subordinated in right of payment to or pari passu in right of payment with the Obligations to the same extent as such Refinanced Debt, if at all, (ii) such Refinancing Debt is in an aggregate amount that is equal to or less than the sum of (A) the aggregate amount then outstanding under the Refinanced Debt, plus (B) accrued and unpaid interest on such Refinanced Debt, plus (C) reasonable fees and expenses incurred in obtaining such Refinancing Debt, it being understood that this clause (ii) shall not preclude the Refinancing Debt from being a part of a Debt financing that includes other or additional Debt otherwise permitted herein, (iii) such Refinancing Debt is Incurred by the same Person that initially Incurred such Refinanced Debt or by another Person of which the Person that initially Incurred such Refinanced Debt is a Subsidiary, and (iv) such Refinancing Debt is Incurred within 60 days after such Refinanced Debt is so refunded, refinanced or extended.
               “Register” is defined in Section 10.17.
               “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
               “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

               “Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).
               “Reimbursement Agreement” means, with respect to a Facility Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as the applicable Issuer may employ in the ordinary course of business for its own account, with the modifications thereto as may be agreed upon by such Issuer and the Borrower and as are not materially adverse (in the reasonable judgment of such Issuer and the Agent) to the interests of the Lenders; provided, however, in the event of any conflict between the terms of any Reimbursement Agreement and this Agreement, the terms of this Agreement shall control.
               “Rejecting Lender” is defined in Section 2.19(a).
               “Rejecting Lender’s Termination Date” is defined in Section 2.19(a).
               “Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.
               “Replacement Lender” is defined in Section 2.20.
               “Reportable Event” means any of the events set forth in Section 4043 of ERISA with respect to a Plan (excluding any such event with respect to which the PBGC has waived the 30-day notice requirement).
               “Required Lenders” means Lenders whose Pro Rata Shares are equal to or greater than 66-2/3%.
               “S&P” means Standard & Poor’s Rating Services.
               “Second Amendment” means the Second Amendment, dated as of October 26, 2007, to and under the Original Credit Agreement.
               “Secured Borrowing Base” means, with respect to any date of determination, an amount equal to the sum of (x) 100% of Unrestricted Cash then held in the Cash Collateral Account plus (y) 22.5% of all other Secured Borrowing Base Assets, valued at the lesser of book or Appraised Value; provided, however, that (i) if any Secured Borrowing Base Asset is subject to a Lien permitted under Section 6.01(7), the book and Appraised Value of such Secured Borrowing Base Asset shall be reduced by (A) the amount to be paid by the Borrower or any Subsidiary under any profit sharing, deferred consideration, marketing or similar agreement with the seller of such Secured Borrowing Base Assets if the amount due under such agreement is a determined dollar amount or (B) if the amount to be paid by the Borrower or any Subsidiary under any profit sharing, deferred consideration, marketing or similar agreement with the seller of such Secured Borrowing Base Asset is a percentage of book value or gross sales price of such Secured Borrowing Base Asset, the agreed upon percentage multiplied by the book value of such Secured Borrowing Base Asset; (ii) if any Secured Borrowing Base Asset is subject to a Lien to secure a repurchase right permitted under Section 6.01(8), the book and Appraised Value of such Secured Borrowing Base Asset shall be reduced by the amount (if any) by which the value of such Secured Borrowing Base Asset in the Secured Borrowing Base exceeds the repurchase price; (iii) not more than 30% of the total aggregate Secured Borrowing Base shall be comprised of Finished Lots; and (iv) not more than 50% of the total aggregate Secured Borrowing Base shall be comprised of Speculative Housing Units.
               “Secured Borrowing Base Assets” means those assets of the Loan Parties with respect to which the Secured Borrowing Base Conditions shall have been satisfied.
               “Secured Borrowing Base Certificate” means a written certificate in a form acceptable to the Required Lenders setting forth the amount of the Secured Borrowing Base with respect to the calendar month most recently completed, certified as true and correct by the Chief Financial Officer or other officer of the Borrower.
               “Secured Borrowing Base Conditions” means those conditions set forth on Schedule IV.
               “Secured Borrowing Base Option” means the option of the Borrower to designate pursuant to Section 2.03 that availability of the Facility will be conditioned upon Aggregate Outstanding Extensions of Credit at all times being fully secured by Secured Borrowing Base Assets.
               “Secured Debt” means all Debt of the Borrower or any of its Subsidiaries (excluding the Obligations and Debt owing to the Borrower or any of its Subsidiaries) that is secured by a Lien on assets of the Borrower or any of its Subsidiaries, including amounts owing under letter of credit reimbursement arrangements, purchase money indebtedness, secured project loans and junior Lien Debt.
               “Security Documents” means the collective reference to the Cash Collateral Agreement, the Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Agent granting a Lien on any property of any Person to secure the Obligations of the Loan Parties under any Loan Document.
               “Senior Debt” means the Senior Notes or, if the Senior Notes are refinanced, the Refinancing Debt with respect thereto.

               “Senior Indentures” means the Base Indenture 2001, the Base Indenture 2002, the Base Indenture 2004, the Supplemental Indentures and any other Indenture hereafter entered into by the Borrower pursuant to which the Borrower Incurs any Refinancing Debt with respect to any of the Senior Notes.
               “Senior Notes” means (i) the 8-3/8% Senior Notes due 2012 of the Borrower issued in the original principal amount of $350,000,000, pursuant to the Indenture dated April 17, 2002 (the “Base Indenture 2002”) and First Supplemental Indenture dated April 17, 2002, (ii) the 8-5/8% Senior Notes due 2011 of the Borrower issued in the original principal amount of $200,000,000 pursuant to the Indenture dated May 21, 2001 (the “Base Indenture 2001”) and First Supplemental Indenture dated May 21, 2001, (iii) the 6 1/2% Senior Notes due 2013 of the Borrower issued in the original principal amount of $200,000,000 pursuant to the Base Indenture 2002 and Second Supplemental Indenture dated November 13, 2003, (iv) the 4-5/8% Convertible Senior Notes due 2024 of the Borrower issued in the original principal amount of $180,000,000 pursuant to the Indenture dated June 8, 2004 (the “Base Indenture 2004”), (v) the 6-7/8% Senior Notes due 2015 of the Borrower issued in the original principal amount of $350,000,000 pursuant to the Base Indenture 2002 and Fifth Supplemental Indenture dated June 8, 2005, and (vi) the 8.125% Senior Notes due 2016 of the Borrower issued in the original principal amount of $275,000,000 pursuant to the Base Indenture 2002 and the Eighth Supplemental Indenture dated June 6, 2006.
               “Significant Guarantor” means, at any date of determination thereof, any Guarantor that (together with its Subsidiaries) accounts for ten percent (10%) or more of the Consolidated Tangible Assets as of the last day of the most recent fiscal quarter then ended and ten percent (10%) or more of the consolidated net revenues for the twelve-month period ending on the last day of the most recent fiscal quarter then ended, in each case of the Borrower and its Subsidiaries taken as a whole. Such percentage shall be determined on the basis of financial reports that shall be available not later than 25 days (or, in the case of the last fiscal quarter of the fiscal year, 35 days) following the end of such fiscal quarter.
               “Significant Subsidiary” means, at any date of determination thereof, any Subsidiary that (together with its Subsidiaries) accounts for five percent (5%) or more of the Consolidated Tangible Assets as of the last day of the most recent fiscal quarter then ended and five percent (5%) or more of the consolidated net revenues for the twelve-month period ending on the last day of the most recent fiscal quarter then ended, in each case of the Borrower and its Subsidiaries taken as a whole. Such percentage shall be determined on the basis of financial reports that shall be available not later than 25 days (or, in the case of the last fiscal quarter of the fiscal year, 35 days) following the end of such fiscal quarter.
               “Single Family Housing Unit” means any residential dwelling that is not a Multifamily Housing Unit.

               “Speculative Housing Unit” means any Housing Unit owned by the Borrower or a Subsidiary that is not a Housing Unit Under Contract.
               “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
               “Subsidiary” means, as to the Borrower or a Guarantor, in the case of a corporation, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by the Borrower or such Guarantor, as the case may be, or in the case of an entity which is not a corporation, the activities of which are controlled directly, or indirectly through one or more intermediaries, or both, by the Borrower or such Guarantor, as the case may be.
               “Supplemental Guaranty” means a Supplemental Guaranty in the form provided for in, and attached to, the form of Amended and Restated Guaranty attached hereto as Exhibit A.
               “Supplemental Indentures” means the Supplemental Indentures identified in the definition of the term “Senior Notes”.
               “Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.21(a). The Swing Line Commitment is in the amount of $5,000,000.
               “Swing Line Lender” means Citibank, N.A. or any assignee to which Citibank, N.A. assigns the Swing Line Commitment in accordance with Section 11.02.
               “Swing Line Loan” is defined in Section 2.21(a).

               “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, imposed by the United States. but excluding, in the case of each Lender or applicable Lending Office, the Issuer and the Agent, (a) taxes imposed on or measured by its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender, the Issuer or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent’s, Issuer’s or such Lender’s principal executive office or such Lender’s applicable Lending Office is located and (b) taxes that are in effect and would apply at the time such Person becomes a Lender, Issuer or Agent hereunder.
               “Termination Date” means August 4, 2010, subject, however, to earlier termination in whole of the Aggregate Commitment pursuant to the terms of this Agreement and to extension of such date as provided in Section 2.19.
               “Third Amendment” means the Third Amendment, dated as of August 7, 2008, to and under the Original Credit Agreement.
               “Title Companies” means Security Title Insurance Company, a Vermont corporation, and Beazer Title Agency, LLC, a Nevada limited liability company, each of which is a Wholly-Owned Subsidiary of Borrower.
               “UHIC” means United Homes Insurance Corporation, a Vermont corporation and Wholly-Owned Subsidiary of the Borrower.
               “Unrestricted Cash” of a Person means the cash and Cash Equivalents of such Person that would not be identified as “restricted” on a balance sheet of such Person prepared in accordance with GAAP, except to the extent such cash is identified as “restricted” as a result of the Liens pursuant to the Security Documents.
               “Wholly-Owned Subsidiary” of any Person means (i) a Subsidiary, of which one hundred percent (100%) of the outstanding Common Equity (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly-Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the outstanding Common Equity of such entity.
     Section 1.02 Accounting Terms. (a) All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.04, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

               (b) Notwithstanding anything to the contrary contained in this Agreement, in determining the Borrower’s compliance with the provisions of Article VII hereof, GAAP shall not include modifications of generally accepted accounting principles that become effective after the date hereof.
     Section 1.03 Rules of Construction. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.
               (b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
               (c) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
               (d) The word “will” shall be construed to have the same meaning and effect as the word “shall”.
               (e) Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any person shall be construed to include such person’s successors and assigns (subject to any restrictions on such assignments set forth herein), (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Schedules and Exhibits shall be construed to refer to Articles and Sections of, and Schedules and Exhibits to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, and (vi) any reference to any law, rule or regulation shall be construed to mean that law, rule or regulation as amended and in effect from time to time.
               (f) Each covenant in this Agreement shall be given independent effect, and the fact that any act or omission may be permitted by one covenant and prohibited or restricted by any other covenant (whether or not dealing with the same or similar events) shall not be construed as creating any ambiguity, conflict or other basis to consider any matter other than the express terms hereof in determining the meaning or construction of such covenants and the enforcement thereof in accordance with their respective terms.
               (g) This Agreement is being entered into by and between competent and sophisticated parties who are experienced in business matters and represented by legal counsel and other advisors, and has been reviewed by the parties and their legal counsel and other advisors. Therefore, any ambiguous language in this Agreement will not be construed against any particular party as the drafter of the language.
ARTICLE II
AMOUNTS AND TERMS OF THE LOANS
     Section 2.01 The Facility.
          Section 2.01.1 Revolving Credit Facility. (a) On and after the Closing Date and prior to the Termination Date, upon the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, each Lender severally agrees to make Loans to the Borrower, provided that (i) in no event may the aggregate principal amount of all outstanding Loans (including, in the case of the Swing Line Lender, outstanding Swing Line Loans) and the Facility Letter of Credit Obligations of any Lender exceed its Commitment, and (ii) in no event may the sum of the aggregate principal amount of all outstanding Loans, (including all outstanding Swing Line Loans) and the Facility Letter of Credit Obligations exceed the Aggregate Commitment.
               (b) On and after the Closing Date and prior to the Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, to participate in Facility Letters of Credit issued pursuant to Section 2.22 for the account of the Borrower, provided that (i) in no event may the aggregate principal amount of all outstanding Loans and Facility Letter of Credit Obligations of any Lender exceed its Commitment and (ii) in no event may the aggregate amount of all Facility Letter of Credit Obligations exceed the lesser of (A) the Facility Letter of Credit Sublimit and (B) an amount equal to the Aggregate Commitment minus the sum of all outstanding Loans (including all outstanding Swing Line Loans).
               (c) Loans hereunder (other than Swing Line Loans) shall be made ratably by the several Lenders in accordance with their respective Pro Rata Shares. Participations in Facility Letters of Credit hereunder shall be ratable among the several Lenders in accordance with their respective Pro Rata Shares.
               (d) All Obligations shall be due and payable by the Borrower on the Termination Date unless such Obligations shall sooner become due and payable pursuant to Section 8.01 or as otherwise provided in this Agreement.
               (e) Each Borrowing which shall not utilize the Aggregate Commitment in full shall be in an amount not less than Two Hundred Fifty Thousand Dollars ($250,000) in the case of a Borrowing consisting of Eurodollar Loans and One Hundred Thousand Dollars ($100,000) in the case of a Borrowing consisting of ABR Loans. Each Borrowing shall consist of a Loan made by each Lender in the proportion of its Pro Rata Share. Within the limits of the Aggregate

Commitment, the Borrower may borrow, repay pursuant to Section 2.11, and reborrow Loans under this Section 2.01. On such terms and conditions, the Loans may be outstanding as ABR Loans or Eurodollar Loans. Each type of Loan shall be made and maintained at the applicable Lender’s Lending Office for such type of Loan. The failure of any Lender to make any requested Loan to be made by it on the date specified for such Loan shall not relieve any other Lender of its obligation (if any) to make such Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make such Loan to be made by such other Lender. The provisions of this Section 2.01.1(e) shall not apply to Swing Line Loans.
               (f) No Loan shall be made at any time that any Swing Line Loan is outstanding, except for Loans that are used, on the day on which made, to repay in full the outstanding principal balance of the Swing Line Loans.
          Section 2.01.2 Facility Options.
          (a) Cash Secured Option.
     (i) On and after the date that the conditions set forth in Section 3.02 have been satisfied or waived by the Agent and the Lenders, the Cash Secured Option shall apply to the Facility and be in effect when elected by the Borrower pursuant to Section 2.01.2(c). During all times that the Cash Secured Option applies to the Facility, no Loan shall be made, and no Facility Letter of Credit shall be issued or amended, if after giving effect to the incurrence of such Loan or the issuance or amendment of such Facility Letter of Credit, the amount of Unrestricted Cash held in the Cash Collateral Account under the Cash Collateral Agreement would be less than 105% of the Aggregate Outstanding Extensions of Credit at such date; provided that, a Loan shall not be deemed to have increased the amount of the Aggregate Outstanding Extensions of Credit to the extent that the proceeds of such Loan are immediately used to repay a Swing Line Loan theretofore included in the calculation of Aggregate Outstanding Extensions of Credit.
     (ii) Not more than once during each calendar month, the Borrower may request that the Agent release any amount of Unrestricted Cash held in the Cash Collateral Account under the Cash Collateral Agreement in excess of an amount equal to 105% of the then Aggregate Outstanding Extensions of Credit to the Borrower and the Agent shall promptly release such excess amount, subject to the terms of the Cash Collateral Agreement.
          (b) Secured Borrowing Base Option.
     (i) On and after the date that the conditions set forth in Section 3.03 have been satisfied or waived by the Agent and the Lenders, the Borrower may elect pursuant to Section 2.01.2(c) to have the Secured Borrowing Base Option apply to the Facility. During all times that the Secured Borrowing Base Option applies to the Facility, (A) the Secured Borrowing Base must exceed the Aggregate Outstanding Extension of Credit as of the most recent date of determination, and (B) no Loan shall be made, and no Facility Letter of Credit shall be issued or amended, if after giving effect to the incurrence of such Loan or the issuance or amendment of such Facility Letter of Credit, the then effective Secured Borrowing Base does not exceed the Aggregate Outstanding Extensions of Credit as of the most recent date of determination; provided that, a Loan shall not be deemed to have increased the amount of the Aggregate Outstanding Extensions of Credit to the extent that the proceeds of such Loan are immediately used to repay a Swing Line Loan theretofore included in the calculation of Aggregate Outstanding Extensions of Credit.
     (ii) The Borrower may, upon not less than seven days’ prior notice, request in writing that the Agent release its Liens on Mortgaged Properties or any portion thereof that the Borrower or the applicable Loan Party has a Housing Unit under Contract to be sold in the ordinary course of business with a closing date that is within thirty days of the requested release. In the event that the Agent receives such request in accordance herewith, then the Agent shall release its Liens on such Mortgaged Property (or the portion thereof, including any related personal property) within five Business Days prior to the date of the Housing Unit Closing so long as no Default has occurred. Upon the release of the Agent’s Liens on any portion of the Mortgaged Properties, such portion of the Mortgaged Properties shall no longer be included in the calculation of the Secured Borrowing Base as reflected in the next Secured Borrowing Base Certificate to be delivered by the Borrower. The Borrower shall be deemed to have represented and warranted to the Agent and the Lenders that as of the effective date of each release the Secured Borrowing Base, after giving effect to such release and all other releases of Mortgaged Property since the date of the most recent Secured Borrowing Base Certificate, exceeds the Aggregate Outstanding Extensions of Credit as of the effective date of such release. Notwithstanding the foregoing, if the Secured Borrowing Base value of a Housing Unit requested to be released under this Section 2.01.2(b)(ii) plus the aggregate Secured Borrowing Base value of all Housing Units previously released by the Agent under this Section 2.01.2(b)(ii) during any period between delivery of the Secured Borrowing Base Certificate then in effect and the next Secured Borrowing Base Certificate scheduled to be delivered by the Borrower exceeds 10% of the value of the aggregate Borrowing Base Assets (excluding Unrestricted Cash) used in the calculation of the Secured Borrowing Base, then the Agent shall have no obligation to deliver such requested release until the Borrower shall have provided to the Agent an updated Secured Borrowing Base Certificate demonstrating that the Secured

Borrowing Base, after giving effect to such additional requested release, would exceed the Aggregate Outstanding Extensions of Credit.
     (iii) With respect to Unrestricted Cash or Mortgaged Property included in the calculation of the Secured Borrowing Base, from time to time, the Borrower may request in writing (which in the case of any release of Unrestricted Cash in exchange for the pledge of Mortgaged Property, shall include a certification that any such Unrestricted Cash released shall be paid in immediately available funds to the Loan Party which shall have pledged such Mortgaged Property substituting therefor), that the Agent release its Lien on (x) such Unrestricted Cash, (y) such Mortgaged Property (or any portion thereof, including any related personal property) in order to substitute one or more Mortgaged Properties in lieu thereof or (z) on Unrestricted Cash or Mortgaged Property (or any portion thereof, including any related personal property), or any combination thereof as the Borrower may determine in its sole discretion at any time that the Secured Borrowing Base exceeds the Aggregate Outstanding Extensions of Credit as of the most recent date of determination in an amount not to exceed such excess. In the event that the Agent receives such request in accordance herewith, then (A) so long as no Event of Default has occurred and is continuing or would result therefrom and (B) either (I) after giving effect to such release and any substitution of Mortgaged Properties (or any portion thereof) the Aggregate Outstanding Extensions of Credit does not exceed the Secured Borrowing Base, or (II) the Required Lenders approve such release, the Agent shall, within ten days of such request, release its Lien on such Unrestricted Cash or such Mortgaged Property (or any portion thereof, including any related personal property); provided that (X) if Unrestricted Cash is subject to the request for release, (Y) in the case of a release described in clause (z) above or (Z) if Mortgaged Property subject to the request for a release constitutes more than 10% of the book value of the aggregate Secured Borrowing Base Assets used in the calculation of the Secured Borrowing Base, then the Borrower shall provide to the Agent an updated Secured Borrowing Base Certificate evidencing compliance with the Secured Borrowing Base as described above. Any Unrestricted Cash released hereunder in exchange for Mortgaged Property shall be paid in immediately available funds to the Loan Party which shall have pledged such Mortgaged Property substituting therefor. Upon the release of the Agent’s Liens on any Unrestricted Cash or Mortgaged Property, such Unrestricted Cash or Mortgaged Property shall no longer be included in the calculation of the Secured Borrowing Base.
     (iv) A Loan Party may, without the consent of any Lender, the Agent or any other Person, (A) make immaterial dispositions (including, but not limited to, lot line adjustments) of portions of any Mortgaged Property for dedication or public use to, or permit the creation of Liens to secure the levy of special assessments in favor of, governmental authorities, community development districts and property owners’

associations, (B) make immaterial dispositions of portions of the Mortgaged Property to third parties for the purpose of resolving any encroachment issues, (C) grant easements, restrictions, covenants, reservations and rights-of-way for resolving minor encroachment issues or for access, water and sewer lines, telephone, cable and internet lines, electric lines or other utilities or for other similar purposes, and (D) consent to or join in any land use or other development approval documents (including subdivision plats, easements and the like) provided that such disposition, grant or consent is usual and customary in the normal course of the Borrower’s development business and otherwise does not materially impair the value, utility or operation of the applicable Mortgaged Property. In connection with any disposition or creation of any Lien or any grant or consent permitted pursuant to this Section, the Agent shall execute and deliver or cause to be executed and delivered any instrument reasonably necessary or appropriate in the case of the dispositions referred to above to release the portion of the Mortgaged Property affected by such disposition from the Lien of the applicable Mortgage, or to subordinate the Lien of the applicable Mortgage, or acknowledge that the Lien of any Mortgage is subordinate, to such Liens, easements, restrictions, covenants, reservations and rights-of-way or other similar grants, or to evidence such consent or joinder, in each case upon receipt by the Agent of (x) five Business Days’ prior written notice thereof; (y) a copy of the applicable instrument or instruments of disposition or subordination; and (z) a certificate from an officer of the Borrower stating that such disposition is usual and customary in the normal course of the Borrower’s development business and otherwise does not materially impair the value, utility or operation of the applicable Mortgaged Property.
     (v) The Agent and the Lenders hereby agree that (A) upon satisfaction of the Permitted Secured Debt Conditions, all of the security interests and Liens shall be deemed to be forever released, discharged and terminated on the applicable Collateral being pledged to the secured party providing the Secured Debt only to the extent such Secured Debt is permitted under Section 6.02 (it being understood that, in the case of this clause (A), no Liens shall be released, discharged or terminated on Collateral included in the Secured Borrowing Base and the proceeds thereof) and (B) upon the occurrence of the Termination Date and payment in full of the all outstanding Obligations (or, with respect to outstanding Facility Letters of Credit, cash collateralization or other arrangements reasonably satisfactory to Issuer thereof and the Agent) all of the security interests in, and Liens on, the Collateral, shall be deemed to be forever released, discharged and terminated. From and after the date that the Permitted Secured Debt Conditions shall have been satisfied or the Termination Date shall have occurred and all outstanding Obligations shall have been paid in full (or, with respect to outstanding Facility Letters of Credit, cash collateralized or provided for pursuant to other arrangements reasonably satisfactory to Issuer thereof and the Agent), the Agent shall (x) execute (as applicable) and deliver Uniform Commercial Code termination statements (and to, the extent permitted under the Uniform Commercial Code in effect in any relevant jurisdiction, does hereby authorize the Loan Parties from and after the date that the Permitted Secured Debt Conditions shall have been satisfied to file, or cause to be filed, such termination statements), intellectual property release documents and such other instruments of release and discharge pertaining to the security interests and other Liens granted to the Agent pursuant to the Security Documents in any of the Collateral being so released as the Borrower may reasonably request to effectuate, or reflect of public record, the release and discharge of all such security interests and Liens and (y) deliver promptly all Collateral in its possession to the extent that the Liens on such Collateral are being released, discharged or terminated. All of the foregoing deliveries shall be at the expense of the Borrower, with no liability to the Agent or any Lender, and with no representation or warranty by or recourse to the Agent or any Lender.
     (vi) The Agent will be entitled to obtain, and at the request of Required Lenders shall obtain, at Borrower’s expense a new Acceptable Appraisal of each Real Property (or any portion thereof) included in the Secured Borrowing Base, but not more than once every twelve (12) months during the term of this Agreement; provided that, in addition to the foregoing, the Agent will be entitled to obtain, at the Borrower’s expense, additional Acceptable Appraisals of any such Real Property (or any portion thereof) if (x) an Event of Default exists or (y) an appraisal is required under applicable Law.
     (vii) The Secured Borrowing Base shall be administered by the Agent in accordance with such requirements as may be established by the Agent from time to time. Administration of the Secured Borrowing Base shall include, without limitation:
(A)	Inspections. The Agent, Construction Inspector or their respective employees, agents or representatives shall be entitled to inspect the Collateral included in the Secured Borrowing Base from time to time, as follows: (I) at the Agent’s option, but typically no more than once each quarter, the Construction Inspector may review the inventory status from the financial records of the Loan Parties, which will include sales reports, copies of contracts, paid invoices, etc.; (II) at the Agent’s option, a portion of the vertical construction will be selected at random, but extensions will not be predicated upon satisfactory inspections prior to the extension of such credit; (III) at the Agent’s option, at least once each quarter, the Construction Inspector may review up to 5% of the Housing

Units of two divisions of the Loan Parties included in the Secured Borrowing Base; (IV) land development work for Mortgaged Properties in which Loan proceeds are requested to be advanced will be inspected periodically by the Construction Inspector at the Agent’s sole discretion; and (V) material negative variances will be discussed with the Borrower and, if not satisfactorily resolved, will be reflected in the current month’s Secured Borrowing Base Certificate. All inspections made by the Agent, Construction Inspector or their respective employees, agents or representatives, shall be made solely and exclusively for the protection and benefit of the Lenders and neither the Borrower nor any other Person shall be entitled to claim any loss or damage against the Agent, the Construction Inspector, any Lender or any of their respective employees, agents or representatives for failure to properly discharge any alleged duties of the Agent.

(B)	Work-in-Progress Documentation. The Agent shall be entitled to inspect not more than once each quarter the documentation with respect to all work-in-progress including, without limitation, sales contracts, end loan commitments, buyer deposits, lot purchase closing statements, certificates of occupancy, notices of commencement, etc. Further, the Agent may request such documentation monthly with respect to a random sample pool of such documentation.

(C)	Budget. Upon request of the Agent from time to time, a budget setting forth the estimates of the total cost of construction for specific Housing Units included in the Secured Borrowing Base shall be provided by the Borrower to the Agent, at the Borrower’s sole expense.

(D)	Plan and Cost Review. Upon request of the Agent from time to time, plans and cost budgets with respect to land development work in respect of Mortgaged Properties included in the Secured Borrowing Base shall be provided by the Borrower to the Agent, at the Borrower’s expense.

(E)	Title Updates. The Agent may require, from time to time, such title updates (including without limitation, ownership and encumbrance reports) with respect to the Collateral in the Secured Borrowing Base to confirm the lien status of such Collateral (in particular, that the Security Documents continue to constitute a first lien on and security interest in such Collateral subject only to Permitted Encumbrances), as the Agent deems reasonably prudent all at the Borrower’s sole expense.
     (viii) The Borrower shall pay all reasonable fees and expenses associated with any of the actions taken under this Section 2.01.2(b) including, without limitation, (A) all reasonable fees and charges with respect to any appraisal, re-appraisal, and survey costs, (B) title insurance charges and premiums, (C) title search or examination costs, including abstracts, abstractors’ certificates and uniform commercial code searches, (D) judgment and tax lien searches for each Loan Party, (E) reasonable fees and costs of environmental investigations site assessments and remediations, (F) recordation taxes, documentary taxes, transfer taxes and mortgage taxes, and (G) filing and recording fees.
     (ix) The Secured Borrowing Base shall be calculated at the times and in the manner set forth below in this Section:
(A)	Within thirty-five (35) days after the end of each calendar month, beginning with the calendar month ending July 31, 2009, and at such other times as the Agent or the Required Lenders may reasonably require, the Borrower shall provide the Agent with a Secured Borrowing Base Certificate showing the Borrower’s calculations of the components of the Secured Borrowing Base together with all documentation and other data supporting such calculations as the Agent may require. The Agent shall have a period of five Business Days following receipt of a Secured Borrowing Base Certificate to notify the Borrower of its disapproval thereof. Failure of the Agent to so notify the Borrower within such five Business Day period shall be deemed approval and such Secured Borrowing Base as set forth in such Secured Borrowing Base Certificate shall be effective as of the date approved (or deemed approved) by the Agent. The amount so approved (or deemed approved) shall constitute the Secured Borrowing Base until such time as a new Secured Borrowing Base Certificate is delivered and approved in accordance with this Section.

(B)	In the event that the Agent timely notifies the Borrower of its disapproval of a Secured Borrowing Base Certificate, then the Agent shall notify the Borrower in writing of the amount of the Secured Borrowing Base as reasonably determined by the Agent and the basis of such determination, and the effective date thereof

(which shall be the date of the giving of such notice by the Agent), and such amount shall thereupon and thereafter constitute the Secured Borrowing Base which shall remain in effect until such time as a new Secured Borrowing Base Certificate is delivered and approved in accordance with this Section.

(C)	Each determination of the Secured Borrowing Base in accordance with this Section shall be binding and conclusive upon the parties hereto, provided that the Lenders are not bound to rely on information and figures provided by the Borrower if the Agent reasonably determines in good faith that it would be inappropriate to do so. Nothing contained herein shall be deemed to restrict the Borrower from submitting additional Secured Borrowing Base Certificates to the Agent for its approval at times other than those required hereunder.
               (c) Designation of Facility Option. Not more than once during each calendar month, the Borrower may by written notice the Agent elect to designate that the Secured Borrowing Base Option shall apply in substitution for the Cash Secured Option then in effect, or designate that the Cash Secured Option shall apply in substitution for the Secured Borrowing Base Option then in effect, as the case may be. Any such notice designating that the Secured Borrowing Base Option shall apply shall be accompanied by a Secured Borrowing Base Certificate dated as of the date of such notice. Any such designation shall apply to the Facility until a different designation is made by the Borrower pursuant to this Section 2.01.3. No such designation shall be required for the Cash Secured Option to apply to the Facility prior to the date that the conditions set forth in Section 3.03 have been satisfied or waived by the Agent and the Lenders.
     Section 2.02 Reductions of and Increases in Aggregate Commitment.
                   Section 2.02.1 Reduction of Aggregate Commitment. The Borrower shall have the right, upon at least three (3) Business Days’ prior notice to the Agent, to terminate in whole or reduce in part the unused portion of the Aggregate Commitment, provided that each partial reduction shall be in the amount of at least Two Million Dollars ($2,000,000), and provided further that no reduction shall be permitted if, after giving effect thereto, and to any prepayment made therewith, the sum of (i) the outstanding and unpaid principal amount of the Loans and (ii) the Facility Letter of Credit Obligations shall exceed the Aggregate Commitment. Each reduction in part of the unused portion of each Lender’s Commitment shall be made in the proportion that such Commitment bears to the total amount of the Aggregate Commitment. Any Commitment, once reduced or terminated, may not be reinstated (except as otherwise provided in Section 8.01(v)) and may not be increased (except in accordance with Section 2.02.2).

          Section 2.02.2 Increase in Aggregate Commitment.
               (a) Request for Facility Increase. The Borrower may, at any time and from time to time, request, by notice to the Agent, the Agent’s approval of an increase of the Aggregate Commitment (a “Facility Increase”) within the limitations hereafter described, which request shall set forth the amount of each such requested Facility Increase. Within twenty (20) days of such request, the Agent shall advise the Borrower of its approval or disapproval of such request; failure to so advise the Borrower shall constitute disapproval. If the Agent approves any such Facility Increase, then the Aggregate Commitment may be increased (up to the amount of such approved Facility Increase, in the aggregate) by having one or more New Lenders increase the amount of their then existing Commitments or become Lenders, subject to and in accordance with this provisions of this Section 2.02.2. Any Facility Increase shall be subject to the following limitations and conditions: (i) any increase (in the aggregate) in the Aggregate Commitment, any increase in any Commitment and any new Commitment shall (unless otherwise agreed to by the Borrower and the Agent) not be less than $5,000,000 (and (unless otherwise agreed to by the Borrower and the Agent) shall be in integral multiples of $1,000,000 if in excess thereof); (ii) no Facility Increase pursuant to this Section 2.02.2 shall increase the Aggregate Commitment to an amount in excess of $700,000,000; (iii) the Borrower and each New Lender shall have executed and delivered a commitment and acceptance (the “Commitment and Acceptance”) substantially in the form of Exhibit C hereto, and the Agent shall have accepted and executed the same; (iv) the Borrower shall have executed and delivered to the Agent such Note or Notes as the Agent shall require to reflect such Facility Increase; (v) the Borrower shall have delivered to the Agent opinions of counsel (substantially similar to the forms of opinions provided for in Section 3.01(6), modified to apply to the Facility Increase and each Note and Commitment and Acceptance executed and delivered in connection therewith); (vi) the Guarantors shall have consented in writing to the Facility Increase and shall have agreed that their Guaranties continue in full force and effect; and (vii) the Borrower and each New Lender shall otherwise have executed and delivered such other instruments and documents as the Agent shall have reasonably requested in connection with such Facility Increase. The form and substance of the documents required under clauses (iii) through (vii) above shall be fully acceptable to the Agent. The Agent shall provide written notice to all of the Lenders hereunder of any Facility Increase.
               (b) New Lenders’ Loans and Participation in Facility Letters of Credit. Upon the effective date of any increase in the Aggregate Commitment pursuant to the provisions hereof (the “Increase Date”), which Increase Date shall be mutually agreed upon by the Borrower, each New Lender and the Agent, (i) such New Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty from the Lenders, an undivided interest and participation in any Facility Letter of Credit then outstanding, ratably, such that each Lender (including each New Lender) holds a participation interest in each such Facility Letter of Credit in the amount of its then Pro Rata Share thereof; (ii) on such Increase Date, the Borrower shall repay all outstanding ABR Loans and reborrow an ABR Loan in a like amount from the Lenders (including the New Lender); (iii) such New Lender shall not participate in any then outstanding Loan that is a Eurodollar Loan; (iv) if the Borrower shall at any time on or after such Increase Date convert or continue any Loan that is a Eurodollar Loan that was outstanding on such Increase Date, the Borrower shall be deemed to repay such Loan on the date of the conversion or continuation thereof and then to re-borrow as a Loan a like amount on such date so that the New Lender shall make a Loan on such date in the amount of its Pro Rata Share of such Borrowing; and (v) such New Lender shall make its Pro Rata Share of all Loans made on or after such Increase Date (including those referred to in clauses (ii) and (iv) above) and shall otherwise have all of the rights and obligations of a Lender hereunder on and after such Increase Date. Notwithstanding the foregoing, upon the occurrence of a Default prior to the date on which such New Lender is holding its Pro Rata Share of all Loans hereunder, such New Lender shall, upon notice from the Agent given on or after the date on which the Obligations are accelerated or become due following such Default, pay to the Agent (for the account of the other Lenders, to which the Agent shall pay their ratable shares thereof upon receipt) a sum equal to such New Lender’s Pro Rata Share of each Loan that is a Eurodollar Loan then outstanding with respect to which such New Lender does not then hold an interest; such payment by such New Lender shall constitute an ABR Loan hereunder.
               (c) Required Lenders. Solely for purposes of the calculation of Pro Rata Shares as used in the definition of “Required Lenders,” until such time as a New Lender holds its Pro Rata Share of all outstanding Loans (if any), the amount of such New Lender’s new Commitment or the increased amount of its Commitment shall be excluded from the amount of the Commitments and Aggregate Commitment and there shall be included in lieu thereof at any time an amount equal to the sum of the outstanding Loans and the participation interests in Facility Letters of Credit held by such New Lender with respect to its new Commitment or the increased amount of its Commitment.
               (d) No Obligation to Increase Commitment. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or agreement on the part of the Borrower or the Agent to give or grant any Lender the right to increase its Commitment hereunder at any time or a commitment or agreement on the part of any Lender to increase its Commitment hereunder at any time, and no Commitment of a Lender shall be increased without its prior written approval.
          Section 2.03 Notice and Manner of Borrowing. The Borrower shall give the Agent notice of any Loans under this Agreement, on the Business Day of each ABR Loan, and at least three (3) Business Days before each Eurodollar Loan, specifying: (1) the date of such Loan; (2) the amount of such Loan; (3) the type of Loan (whether an ABR Loan or a Eurodollar Loan); and (4) in the case of a Eurodollar Loan, the duration of the Interest Period applicable thereto, provided, however, that (a) no Interest Period may extend beyond the Termination Date and (b) not more than eight (8) Interest Periods for Eurodollar Loans may be outstanding at any one time. All notices given by the Borrower under this Section 2.03 shall be irrevocable and shall be given not later than 11:00 A.M. New York City time on the day specified above for such notice. The Agent shall notify each Lender of each such notice not later than noon New York City time on the date it receives such notice from the Borrower if such notice is received by the Agent at or before 11:00 A.M. New York City time. In the event such notice from the Borrower is received after 11:00 A.M. New York City time, it shall be treated as if received on the next succeeding Business Day, and the Agent shall notify each Lender of such notice as soon as practicable but not later than noon New York City time on the next succeeding Business Day. Not later than 2:00 P.M. New York City time on the date of such Loans, each Lender will make available to the Agent in immediately available funds, such Lender’s Pro Rata Share of such Loans. After the Agent’s receipt of such funds, on the date of such Loans and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such Loans available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower’s account with the Agent. The provisions of this Section 2.03 shall not apply to Swing Line Loans.
     Section 2.04 Non-Receipt of Funds by Agent. (a) Unless the Agent shall have received notice from a Lender prior to the date (in the case of a Eurodollar Loan), or by 1:00 P.M. New York City time on the date (in the case of an ABR Loan), on which such Lender is to provide funds to the Agent for a Loan to be made by such Lender that such Lender will not make available to the Agent such funds, the Agent may assume that such Lender has made such funds available to the Agent on the date of such Loan in accordance with Section 2.03 and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have given the notice provided for above and shall not have made such funds available to the Agent, such Lender agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the Federal Funds Effective Rate for three (3) Business Days and thereafter at the Alternate Base Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s applicable Loan for purposes of this Agreement. If such Lender does not pay such corresponding amount forthwith upon Agent’s demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the rate of interest applicable at the time to such proposed Loan. Nothing set forth in this Section shall affect the rights of the Borrower with respect to any Lender that defaults in the performance of its obligation to make a Loan hereunder.
               (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the Alternate Base Rate.
               (c) The provisions of this Section 2.04 shall not apply to Swing Line Loans.
     Section 2.05 [Intentionally Deleted].
     Section 2.06 Conversions and Renewals. The Borrower may elect from time to time to convert all or a part of one type of Loan into another type of Loan or to renew all or part of a Loan by giving the Agent notice at least one (1) Business Day before conversion into an ABR Loan, and at least three (3) Business Days before the conversion into or renewal of a Eurodollar Loan, specifying: (1) the renewal or conversion date; (2) the amount of the Loan to be converted or renewed; (3) in the case of conversions, the type of Loan to be converted into; and (4) in the case of renewals of or a conversion into a Eurodollar Loan, the duration of the Interest Period applicable thereto; provided that (a) the minimum principal amount of each Eurodollar Loan outstanding after a renewal or conversion shall be One Million Dollars ($1,000,000) and the minimum amount of each ABR Loan outstanding after a renewal or conversion shall be Two Hundred Fifty Thousand Dollars ($250,000) and in each case in integral multiples of $100,000 if in excess of such minimum amounts; (b) Eurodollar Loans may be converted on a Business Day that is not the last day of the Interest Period for such Loan only if the Borrower pays on the date of conversion all amounts due pursuant to Section 2.17; (c) the Borrower may not renew a Eurodollar Loan or convert an ABR Loan into a Eurodollar Loan at any time that a Default has occurred that is continuing; (d) no Interest Period may extend beyond the Termination Date; and (e) not more than eight (8) Interest Periods for Eurodollar Loans may be outstanding at any one time. At all times that Secured Borrowing Base Option applies to the Facility, each such notice shall be accompanied by a Secured Borrowing Base Certificate dated as of the date of such notice. All conversions and renewals shall be made in the proportion of the Lenders’ respective Pro Rata Shares. All notices given by the Borrower under this Section 2.06 shall be irrevocable and shall be given not later than 11:00 A.M. New York City time on the day which is not less than the number of Business Days specified above for such notice. The Agent shall notify each Lender of each such notice not later than noon Charlotte, North Carolina time on the date it receives such notice from the Borrower if such notice is received by the Agent at or before 11:00 A.M. New York City time. In the event such notice from the Borrower is received after 11:00 A.M. New York City time, it shall be treated as if received on the next succeeding Business Day, and the Agent shall notify each Lender of such notice as soon as practicable but not later than noon New York time on the next succeeding Business Day. Notwithstanding the foregoing, if the Borrower shall fail to give the Agent the notice as specified above for the renewal or conversion of a Eurodollar Loan prior to the end of the Interest Period with respect thereto, such

Eurodollar Loan shall automatically be converted into an ABR Loan on the last day of the Interest Period for such Loan. The provisions of this Section 2.06 shall not apply to Swing Line Loans.
     Section 2.07 Interest. (a) The Borrower shall pay interest to the Agent, for the account of the applicable Lender or Lenders on the outstanding and unpaid principal amount of the Loans at the following rates:
               (i) If an ABR Loan or Swing Line Loan, then at a rate per annum equal to the Alternate Base Rate in effect from time to time as interest accrues; and
               (ii) If a Eurodollar Loan, then at a rate per annum for the Interest Period applicable to such Eurodollar Loan equal to the Eurodollar Rate for such Interest Period.
               (b) Any change in the interest rate based on the Alternate Base Rate resulting from a change in the Alternate Base Rate shall be effective (without notice) as of the opening of business on the day on which such change in the Alternate Base Rate becomes effective. Interest on each Eurodollar Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest on each ABR Loan and Swing Line Loan calculated on the basis of the Base Rate shall be calculated on the basis of a year of 365 or 366 days (as appropriate) for the actual number of days elapsed and interest on each ABR Loan and Swing Line Loan calculated based on the Federal Funds Effective Rate shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.
               (c) Interest on the Loans shall be paid (in an amount set forth in a statement delivered by the Agent to the Borrower, provided, however, that the failure of the Agent to deliver such statement shall not limit or otherwise affect the obligations of the Borrower hereunder) in immediately available funds to the Agent at the office of Agent from time to time designated by it in writing for the account of the applicable Lending Office of each applicable Lender as follows:
(1)	For each ABR Loan and Swing Line Loan on the first day of each calendar month commencing on the first such date after such Loan is made;

(2)	For each Eurodollar Loan, on the last day of the Interest Period with respect thereto, except that, if such Interest Period is longer than three months, interest shall also be paid on the last day of the third month of such Interest Period; and

(3)	If not sooner paid, then on the Termination Date or such earlier date as the Loans may be due or declared due hereunder.

               (d) Any principal amount of any Loan not paid when due (at maturity, by acceleration, or otherwise) shall bear interest thereafter until paid in full, payable on demand, at a rate per annum equal to the Alternate Base Rate or the applicable Eurodollar Rate, as the case may be, for such Loan in effect from time to time as interest accrues, plus two percent (2%) per annum.
     Section 2.08 Interest Rate Determination. (a) The Agent shall determine each Adjusted LIBO Rate. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent pursuant to the terms of this Agreement.
               (b) If the provisions of this Agreement or any Note would at any time require payment by the Borrower to a Lender of any amount of interest in excess of the maximum amount then permitted by the law applicable to any Loan, the interest payments to such Lender shall be reduced to the extent necessary so that such Lender shall not receive interest in excess of such maximum amount. If, as a result of the foregoing a Lender shall receive interest payments hereunder or under a Note in an amount less than the amount otherwise provided hereunder, such deficit (hereinafter called “Interest Deficit”) will cumulate and will be carried forward (without interest) until the termination of this Agreement. Interest otherwise payable to a Lender hereunder and under a Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing such Lender to receive interest in excess of the maximum amount then permitted by the law on the applicable Loans. The amount of the Interest Deficit relating to the Loans shall be treated as a prepayment premium (to the extent permitted by law) and paid in full at the time of any optional prepayment by the Borrower to the applicable Lenders of all the applicable Loans at that time outstanding pursuant to Section 2.11. The amount of the Interest Deficit relating to the applicable Loans at the time of any complete payment of the Loans at that time outstanding (other than an optional prepayment thereof pursuant to Section 2.11) shall be canceled and not paid.
     Section 2.09 Fees. (a) The Borrower shall pay to each Issuer of a Facility Letter of Credit the fee to paid by the Borrower to such Issuer on the date of the issuance of such Facility Letter of Credit pursuant to Section 2.22.7.
               (b) The Borrower agrees to pay to the Agent for the account of each Lender the Facility Letter of Credit Fees pursuant to Section 2.22.7.
               (c) The Borrower shall pay to the Agent such additional fees as are specified in the Agent’s Fee Letter.
     Section 2.10 Notes. All Loans made by each Lender under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single Note of the Borrower in substantially the form of Exhibit B hereto, in each case duly completed, dated the date of this Agreement and payable to such Lender for the account of its applicable Lending Office, such

Note to represent the obligation of the Borrower to repay the Loans made by such Lender. Each Lender is hereby authorized by the Borrower, but no Lender shall be required, to endorse on the schedule attached to the Note or Notes held by it the amount and type of such applicable Loan and each renewal, conversion, and payment of principal amount received by such applicable Lender for the account of its applicable Lending Office on account of its applicable Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of such Loans made by such Lender; provided, however, that the failure to make such notation with respect to any Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note or Notes held by such Lender. All Loans shall be repaid on the Termination Date.
     Section 2.11 Prepayments. (a) The Borrower may, upon notice to the Agent not later than noon New York City time on the date of prepayment in the case of ABR Loans and at least three (3) Business Days’ prior notice to the Agent in the case of Eurodollar Loans, prepay (including, without limitation, all amounts payable pursuant to the terms of Section 2.17) the Loans in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that (1) each partial payment shall be in a principal amount of not less than One Million Dollars ($1,000,000) in the case of a Eurodollar Loan and Two Hundred Fifty Thousand Dollars ($250,000) in the case of an ABR Loan; and (2) Eurodollar Loans may be prepaid only on the last day of the Interest Period for such Loans; provided, however, that such prepayment of Eurodollar Loans may be made on any other Business Day if the Borrower pays at the time of such prepayment all amounts due pursuant to Section 2.17. Upon receipt of any such prepayments, the Agent will promptly thereafter cause to be distributed the Pro Rata Share of such prepayment to each Lender for the account of its applicable Lending Office, except that prepayments of Swing Line Loans shall be made solely to the Swing Line Lender.
               (b) The Borrower shall immediately upon a Change in Control prepay the Notes in full and all accrued interest to the date of such prepayment, and in the case of Eurodollar Loans all amounts due pursuant to Section 2.17.
               (c) If (i) (A) during any time that the Cash Secured Option applies to the Facility, the amount of Unrestricted Cash held in the Cash Collateral Account under the Cash Collateral Agreement at any time is less than 105% of the Aggregate Outstanding Extensions of Credit at such time, or (B) during any time that the Secured Borrowing Base Option applies to the Facility, the amount of the Secured Borrowing Base as determined by the most recent Secured Borrowing Base Certificate is less than the Aggregate Outstanding Extensions of Credit, or (ii) at any time, the Aggregate Outstanding Extensions of Credit exceeds the Available Commitments, then the Borrower shall within two (2) Business Days thereafter prepay Loans and/or cash collateralize the Facility Letter of Credit Obligations in an aggregate amount equal to any such shortfall.
     Section 2.12 Method of Payment. The Borrower shall make each payment under this Agreement and under any of the Notes not later than noon New York city time on the date when due in lawful money of the United States to the Agent for the account of the applicable Lending Office of each Lender (or, in the case of Swing Line Loans, for the account of the Swing Line Lender) in immediately available funds. The Agent will promptly thereafter cause to be distributed (1) the Pro Rata Share of such payments of principal and interest with respect to Loans (other than Swing Line Loans) in like funds to each Lender for the account of its applicable Lending Office, (2) such payments of principal and interest with respect to Swing Line Loans solely to the Swing Line Lender and (3) other fees payable to any Lender to be applied in accordance with the terms of this Agreement. If any such payment is not received by a Lender on the Business Day on which the Agent received such payment (or the following Business Day if the Agent’s receipt thereof occurs after 3:00 P.M. New York City time, such Lender shall be entitled to receive from the Agent interest on such payment at the Federal Funds Effective Rate for three Business Days and thereafter at the Alternate Base Rate (which interest payment shall not be an obligation for the Borrower’s account, including under Section 10.04 or Section 10.06). The Borrower hereby authorizes each Lender, if and to the extent payment is not made when due under this Agreement or under any of the Notes, to charge from time to time against any account of the Borrower with such Lender any amount as due. Whenever any payment to be made under this Agreement or under any of the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the commitment fee, as the case may be, except, in the case of a Eurodollar Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.
     Section 2.13 Use of Proceeds. The proceeds of the Loans hereunder shall be used by the Borrower (a) for working capital and general corporate purposes of the Borrower and the Guarantors to the extent permitted in this Agreement and (b) to repay Swing Line Loans. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of repaying the Senior Notes or for purchasing or carrying any margin stock within the meaning of Regulation U or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X.
     Section 2.14 Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender or Issuer therewith,
     (i) subjects any Lender or Issuer or any applicable Lending Office to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or Issuer or applicable Lending Office), or changes the basis of taxation of payments to any Lender or Issuer in respect of its Loans or Facility Letters of Credit or other amounts due it hereunder, or

     (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuer or any applicable Lending Office (other than reserves and assessments taken into account in determining the interest rate applicable to Loans), or
     (iii) imposes any other condition the result of which is to increase the cost to any Lender or Issuer or any applicable Lending Office of making, funding or maintaining loans or issuing or participating in letters of credit or reduces any amount receivable by any Lender or Issuer or any applicable Lending Office in connection with loans, or requires any Lender or Issuer or any applicable Lending Office to make any payment calculated by reference to the amount of loans held, letters of credit issued or interest received by it, by an amount deemed material by such Lender or Issuer, then, within fifteen (15) days of demand by such Lender or Issuer, the Borrower shall pay such Lender or Issuer that portion of such increased expense incurred or reduction in an amount received which such Lender or Issuer reasonably determines is attributable to making, funding and maintaining its Loans and its Commitment and issuing or participating in Letters of Credit.
     Section 2.15 Changes in Capital Adequacy Regulations. If a Lender or Issuer determines the amount of capital required or expected to be maintained by such Lender or Issuer, any Lending Office of such Lender or Issuer or any corporation controlling such Lender or Issuer is increased as a result of a Change, then, within 10 days of demand by such Lender or Issuer, the Borrower shall pay such Lender or Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or Issuer determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender’s or Issuer’s policies as to capital adequacy); provided, however, that a Lender or Issuer shall impose such cost upon the Borrower only if such Lender or Issuer is generally imposing such cost on its other borrowers having similar credit arrangements. “Change” means (i) any change after the date of this Agreement in the Risk- Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or Issuer or any Lending Office or any corporation controlling any Lender or Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     Section 2.16 Availability of Eurodollar Loans. If any Lender determines that maintenance of its Eurodollar Loans at the Lending Office selected by the Lender would violate any applicable law, rule, regulation, or directive, whether or not having the force of law (and it is not reasonably possible for the Lender to designate an alternate Lending Office without being adversely affected thereby), or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Loans are not available or (ii) the interest rate applicable to Eurodollar Loans does not accurately reflect the cost of making or maintaining such Eurodollar Loans, then the Agent shall suspend the availability of Eurodollar Loans and require any Eurodollar Loans to be repaid.
     Section 2.17 Funding Indemnification. If any payment of a Eurodollar Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Loan is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits required to fund or maintain the Eurodollar Loan.
     Section 2.18 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 2.14 and 2.15 or to avoid the unavailability of Eurodollar Loans. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Sections 2.14, 2.15 or 2.17. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 2.14, 2.15 and 2.17 shall survive payment of the Obligations and termination of this Agreement.
     Section 2.19 Extension of Termination Date. (a) Not more than once in any fiscal year of the Borrower, the Borrower may request an extension of the Termination Date to a date that is 364 days after the then scheduled Termination Date by submitting a request for an extension to the Agent not earlier than 45 days prior to the then scheduled Termination Date. At the time of or prior to the delivery of such request, the Borrower shall propose to the Agent the amount of the fees that the Borrower would agree to pay with respect to such extension if approved by the Lenders. Promptly upon (but not later than five Business Days after) the Agent’s receipt and approval of the extension request and fee proposal (as so approved, the

“Extension Request”), the Agent shall deliver to each Lender a copy of; and shall request each Lender to approve, the Extension Request. Each Lender approving the Extension Request shall deliver its written approval no earlier than 30 days prior to the then scheduled Termination Date. If the written approval of the Extension Request by the Lenders whose Pro Rata Shares equal or exceed 66-2/3% in the aggregate is received by the then scheduled Termination Date, the Termination Date shall be extended to a date that is 364 days after the then scheduled Termination Date but only with respect to the Lenders that have given such written approval. Except to the extent that a Lender that did not give its written approval to such Extension Request (“Rejecting Lender”) is replaced as provided in Section 2.20, prior to the Termination Date (as determined prior to such Extension Request), then on such date (the “Rejecting Lender’s Termination Date”) (i) the Commitment of each such Rejecting Lender shall terminate, (ii) the Aggregate Commitment shall be reduced by the aggregate amount of such terminated Commitments and (iii) all Loans and other Obligations to each such Rejecting Lender shall be paid in full by the Borrower. If the sum of the principal balance of all Loans outstanding and all Facility Letter of Credit Obligations following the payment provided for in clause (iii) above exceeds the Aggregate Commitment (as reduced as provided in clause (ii) above), the Borrower shall, on the Rejecting Lender’s Termination Date, repay outstanding Loans or cause to be canceled, released and returned to the applicable Issuer outstanding Facility Letters of Credit in the amounts necessary to cause the sum of the principal balance of all Loans outstanding and all Facility Letter of Credit Obligations to equal but not exceed the Aggregate Commitment (as reduced).
               (b) Within ten days of the Agent’s notice to the Borrower that the Lenders whose Pro Rata Shares equal or exceed 66-2/3% in the aggregate have approved an Extension Request, the Borrower shall pay to the Agent for the account of each Lender that has approved the Extension Request the applicable extension fees specified in the Extension Request.
               (c) If Lenders whose Pro Rata Shares equal or exceed 66-2/3% in the aggregate approve the Extension Request, the Borrower, upon notice to the Agent and any Rejecting Lender, may, subject to the provisions of the last sentence of Section 2.19(d), terminate the Commitment of such Rejecting Lender (or such portion of such Commitment as is not assigned to a Replacement Lender in accordance with Section 2.20), which termination shall occur as of a date set forth in such Borrower’s notice but in no event more than thirty (30) days following such notice (subject to the provisions of Section 2.20(b)). The termination of a Rejecting Lender’s Commitment shall be effected in accordance with Section 2.19(d).
               (d) If the Borrower elects to terminate the Commitment of a Rejecting Lender pursuant to Section 2.19(c), the Borrower shall pay to the Rejecting Lender all Obligations due and owing to it hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Rejecting Lender, together with accrued interest thereon through the date of such termination, amounts payable under Sections 2.14 and 2.15 and the fees payable to such Rejecting Lender under Section 2.09(b).

Upon request by the Borrower or the Agent, the Rejecting Lender will deliver to the Borrower and the Agent a letter setting forth the amounts payable to the Rejecting Lender as set forth above. Upon the termination of such Rejecting Lender’s Commitment and payment of the amounts provided for in the immediately preceding sentence, the Borrower shall have no further obligations to such Rejecting Lender under this Agreement and such Rejecting Lender shall cease to be a Lender, provided, however, that such Rejecting Lender shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.17, 10.04 and 10.06, as well as to any fees accrued for its account hereunder not yet paid, and shall continue to be obligated under Section 9.05 with respect to obligations and liabilities accruing prior to the termination of such Rejecting Lender’s Commitment. If, as a result of the termination of the Rejecting Lender’s Commitment, any payment of a Eurodollar Loan occurs on a day which is not the last day of the applicable Interest Period, the Borrower shall pay to the Agent for the benefit of the Lenders (including any Rejecting Lender) any loss or cost incurred by the Lenders (including any Rejecting Lender) resulting therefrom in accordance with Section 2.17. Upon the effective date of the termination of the Rejecting Lender’s Commitment, the Aggregate Commitment shall be reduced by the amount of the terminated Commitment of the Rejecting Lender, and each other Lender shall be deemed to have irrevocably and unconditionally purchased and received (subject to the provisions of the last sentence of this Section 2.19(d)), without recourse or warranty, from the Rejecting Lender, an undivided interest and participation in any Facility Letter of Credit then outstanding, ratably, such that each Lender (excluding the Rejecting Lender but including any Replacement Lender that acquires an interest in the Facility hereunder from such Rejecting Lender) holds a participation interest in each Facility Letter of Credit in proportion to the ratio that such Rejecting Lender’s Commitment (upon the effective date of such termination of the Rejecting Lender’s Commitment) bears to the Aggregate Commitment (as reduced by the termination of such Rejecting Lender’s Commitment or a part thereof). Notwithstanding the foregoing, if, upon the termination of the Commitment of such Rejecting Lender under this Section 2.19(d), the sum of the outstanding principal balance of the Loans and the Facility Letter of Credit Obligations would exceed the Aggregate Commitment (as reduced), the Borrower may not terminate such Rejecting Lender’s Commitment unless the Borrower, on or prior to the effective date of such termination, prepays, in accordance with the provisions of this Agreement, outstanding Loans or causes to be canceled, released and returned to the applicable Issuer outstanding Facility Letters of Credit in sufficient amounts such that, on the effective date of such termination, the sum of the outstanding principal balance of the Loans and the Facility Letter of Credit Obligations does not exceed the Aggregate Commitment (as reduced).
     Section 2.20 Replacement of Certain Lenders. (a) In the event a Lender (“Affected Lender”): (i) shall have requested compensation from the Borrower under Sections 2.14 or 2.15 to recover additional costs incurred by such Lender that are not being incurred generally by the other Lenders, (ii) shall have delivered a notice pursuant to Section 2.16 claiming that such Lender is unable to extend Eurodollar Loans to the Borrower for reasons not generally applicable to the other Lenders, (iii) shall have invoked Section 10.13 or (iv) is a Rejecting Lender pursuant to Section 2.19, then, in any such case, the Borrower or the Agent may effect the replacement of such Affected Lender in accordance with the provisions of this Section 2.20, provided, however, that if the replacement of such Affected Lender is by reason of clause (iv) above, the replacement of such Affected Lender shall be subject to the provisions of Section 2.20(b). The Borrower or the Agent may elect to replace an Affected Lender and make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Agent) for the Affected Lender to assign, and, if a Replacement Lender (as hereinafter defined) notifies the Affected Lender of its willingness to purchase the Affected Lender’s interests in the Facility and the Agent and the Borrower consent thereto in writing, then such Affected Lender shall assign pursuant to one or more duly executed Assignment and Assumption in substantially and in all material respects in the form and substance of Exhibit F five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 11.02 that the Borrower or the Agent, as the case may be, shall have engaged for such purpose (each a “Replacement Lender”), all (or, to the extent required or permitted under Section 2.20(b), a part) of such Affected Lender’s rights and obligations (from and after the date of such assignment) under this Agreement and the other Loan Documents in accordance with Section 11.02. The Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to use its reasonable efforts to obtain commitments from one or more financial institutions to act as a Replacement Lender. As a condition to any such assignment, the Affected Lender shall have concurrently received, in cash, all amounts (except as otherwise provided in Section 2.20(b)) due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.14 and 2.15 with respect to such Affected Lender and the fees payable to such Affected Lender under Section 2.09(b); provided that upon such Affected Lender’s replacement, such Affected Lender shall (except as otherwise provided in Section 2.20(b)) cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.17, 10.04 and 10.06, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 9.05 with respect to obligations and liabilities accruing prior to the replacement of such Affected Lender.
               (b) In the event that the Affected Lender is a Rejecting Lender, the Borrower may elect to have a part of the Rejecting Lender’s rights and obligations under this Agreement and the other Loan Documents assigned pursuant to this Section 2.20, provided that the Borrower also elects, pursuant to Section 2.19(c), to terminate the entire amount of such Rejecting Lender’s Commitment not so assigned, which termination shall be effective on the date on which such assignment of the Rejecting Lender’s rights and obligations is consummated under this Section 2.20.
               (c) Notwithstanding anything to the contrary contained in this Agreement, each Replacement Lender must be approved by the Agent in its sole discretion.

     Section 2.21 Swing Line. (a) The Swing Line Lender agrees, on the terms and conditions hereinafter set forth, to make loans (“Swing Line Loans”) to the Borrower from time to time during the period from the date of this Agreement, up to but not including the Termination Date, in an aggregate principal amount not to exceed at any time outstanding the lesser of (i) the Swing Line Commitment or (ii) the amount by which the Swing Line Lender’s Commitment exceeds the sum of (A) the outstanding principal amount of the Loans made by the Swing Line Lender pursuant to Section 2.01.1 and (B) the Swing Line Lender’s Pro Rata Share of the outstanding Facility Letter of Credit Obligations, subject in each case to the limitations set forth in Section 2.01.3.
               (b) Each Swing Line Loan which shall not utilize the Swing Line Commitment in full shall be in an amount not less than One Million Dollars ($1,000,000) and, if in excess thereof, in integral multiples of One Million Dollars ($1,000,000). Within the limits of the Swing Line Commitment, the Borrower may borrow, repay and reborrow under this Section 2.21.
               (c) The Borrower shall give the Swing Line Lender notice of any request for a Swing Line Loan not later than 3:00 p.m. New York City time on the Business Day of such Swing Line Loan, specifying the amount of such requested Swing Line Loan. Each such notice shall be accompanied by a Secured Borrowing Base Certificate dated as of the date of such notice (and by the notice provided for in Section 2.21(d)). All notices given by the Borrower under this Section 2.21(c) shall be irrevocable. Upon fulfillment of the applicable conditions set forth in Article III, the Swing Line Lender will make the Swing Line Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower’s account with the Swing Line Lender.
               (d) On the fifth Business Day following the making of a Swing Line Loan, such Swing Line Loan shall be paid in full from the proceeds of a Loan made pursuant to Section 2.01.1. Each notice given by the Borrower under Section 2.21(c) shall include, or, if it does not include, shall be deemed to include, an irrevocable notice under Section 2.03 requesting the Lenders to make an ABR Loan on the fifth succeeding Business Day in the full amount of such Swing Line Loan.
     Section 2.22 Facility Letters of Credit.
          Section 2.22.1 Issuance of Facility Letters of Credit. (a) Each Issuer agrees, on the terms and conditions set forth in this Agreement, to issue from time to time for the account of the Borrower, through such offices or branches as it and the Borrower may jointly agree, one or more Facility Letters of Credit in accordance with this Section 2.22, during the period commencing on the date hereof and ending on the thirtieth (30th) day prior to the Termination Date.

               (b) The Borrower shall not request, and no Issuer shall issue, a Facility Letter of Credit for any purpose other than for purposes for which Loan proceeds may by used, provided that, the Borrower shall not request Facility Letters of Credit for any purposes other than for such purposes which are permitted to be secured by a “Permitted Lien” under, and as defined in, the Base Indenture 2002 as modified by the Ninth Supplemental Indenture dated October 26, 2007 (without regard to the provisions of clause (xi) thereunder), or any comparable provision of any other Senior Indenture.
          Section 2.22.2 Limitations. An Issuer shall not issue, amend or extend, at any time, any Facility Letter of Credit:
     (i) if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuer, after giving effect to the Facility Letter of Credit or amendment or extension thereof requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuer;
     (ii) if, after giving effect to the issuance, amendment or extension of the Facility Letter of Credit requested hereunder, the aggregate principal amount of the Facility Letter of Credit Obligations would exceed the Facility Letter of Credit Sublimit;
     (iii) if, after giving effect to the issuance, amendment or extension of the Facility Letter of Credit requested hereunder, (A) during any time the Cash Secured Option applies to the Facility, the amount of Unrestricted Cash held in the Cash Collateral Account under the Cash Collateral Agreement would be less than 105% of the then Aggregate Outstanding Extensions of Credit, and (B) during any time the Secured Borrowing Base Option applies to the Facility, the then Aggregate Outstanding Extensions of Credit would exceed the Secured Borrowing Base as of the most recent Inventory Valuation Date;
     (iv) if, after giving effect to the issuance, amendment or extension of the Facility Letter of Credit requested hereunder, the Aggregate Outstanding Extensions of Credit would exceed the Aggregate Commitment;
     (v) unless such Issuer receives written notice from the Agent on or before the proposed Issuance Date of such Facility Letter of Credit that the issuance, amendment or extension of such Facility Letter of Credit is within the limitations specified in clauses (ii), (iii) and (iv) of this Section 2.22.2;
     (vi) that has an expiration date (taking into account any automatic renewal provisions thereof) later than one year after the date that is thirty (30) days prior to the scheduled Termination Date; or

     (vii) that is in a currency other than U.S. Dollars or that provides for drawings other than by sight draft.
          Section 2.22.3 Conditions. The issuance, amendment or extension of any Facility Letter of Credit is subject to the satisfaction in full of the following conditions on the Issuance Date:
     (i) the Borrower shall have delivered to the Issuer at such times and in such manner as the Issuer may reasonably prescribe a Reimbursement Agreement and such other documents and materials as may be reasonably required pursuant to the terms thereof, and the proposed Facility Letter of Credit shall be reasonably satisfactory to such Issuer in form and content, provided, however, in the event of any conflict between the terms of this Agreement and the terms of the Reimbursement Agreement, the terms of this Agreement shall control;
     (ii) as of the Issuance Date no order, judgment or decree of any court, arbitrator or governmental authority shall enjoin or restrain such Issuer from issuing the Facility Letter of Credit and no law, rule or regulation applicable to the Issuer and no directive from any governmental authority with jurisdiction over the Issuer shall prohibit such Issuer from issuing Letters of Credit generally or from issuing that Facility Letter of Credit;
     (iii) the following statements shall be true, and the Agent and such Issuer shall have received a certificate, substantially in the form of the certificate attached hereto as Exhibit D, signed by a duly authorized officer of the Borrower dated the Issuance Date stating that:
(a)	the representations and warranties contained in Article IV of this Agreement are correct in all material respects on and as of such Issuance Date as though made on and as of such Issuance Date except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is correct in all material respects as of such earlier date; and

(b)	No Default or Event of Default has occurred and is continuing or would result from the issuance, amendment or extension of such Facility Letter of Credit;
     (iv) the Issuer and the Agent shall have received such other approvals, opinions, or documents as either may reasonably request.
          Section 2.22.4 Procedure for Issuance of Facility Letters of Credit. (a) The Borrower shall give the applicable Issuer and the Agent not less than two (2) Business Days’

prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (except that, in lieu of such written notice, the Borrower may give the Issuer and the Agent telephonic notice of such request if confirmed in writing by delivery to such Issuer and the Agent (i) immediately (A) of a telecopy of the written notice required hereunder which has been signed by an authorized officer of the Borrower or (B) of an e-mail containing all information required to be contained in such written notice and (ii) promptly (but in no event later than the requested Issuance Date) of the written notice required hereunder containing the original signature of an authorized officer of the Borrower). Such notice shall specify (i) the stated amount of the Facility Letter of Credit requested, which amount shall be in compliance with the requirements of Section 2.22.2, (ii) the requested Issuance Date, which shall be a Business Day, (iii) the date on which such requested Facility Letter of Credit is to expire, which date shall be in compliance with the requirements of Section 2.22.2(vi), (iv) the purpose for which such Facility Letter of Credit is to be issued, which purpose shall be in compliance with the requirements of Section 2.22.1(b), and (v) the Person for whose benefit the requested Facility Letter of Credit is to be issued. At the time such request is made, the Borrower shall also provide the Agent with a copy of the form of the Facility Letter of Credit it is requesting be issued. Such notice, to be effective, must be received by the Issuer and the Agent not later than 3:00 p.m. New York City time on the last Business Day on which notice can be given under this Section 2.22.4. Promptly after receipt of such notice, the Issuer shall confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such notice from the Borrower and, if not, the Issuer shall promptly provide the Agent with a copy thereof
               (b) Promptly following receipt of a request for issuance of a Facility Letter of Credit in accordance with Section 2.22.4(a), such Issuer shall approve or disapprove, in its reasonable discretion, the issuance of such requested Facility Letter of Credit, but the issuance of such approved Facility Letter of Credit shall continue to be subject to the provisions of this Section 2.22.
               (c) Subject to the terms and conditions of this Section 2.22 (including, without limitation, Sections 2.22.2 and 2.22.3), the applicable Issuer shall, on the Issuance Date, issue the requested Facility Letter of Credit in accordance with such Issuer’s usual and customary business practices unless such Issuer has actually received written or telephonic notice from the Borrower specifically revoking the request to issue such Facility Letter of Credit. The Issuer shall promptly give the Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance, amendment, extension or cancellation of a Facility Letter of Credit, and the Agent shall promptly thereafter so notify all Lenders.
               (d) No Issuer shall extend or amend any Facility Letter of Credit unless the requirements of this Section 2.22.4 are met as though a new Facility Letter of Credit were being requested and issued.

               (e) Any Lender may, but shall not be obligated to, issue to the Borrower or any of its Subsidiaries Letters of Credit (that are not Facility Letters of Credit) for its own account, and at its own risk. None of the provisions of this Section 2.22 shall apply to any Letter of Credit that is not a Facility Letter of Credit.
          Section 2.22.5 Duties of Issuer. Any action taken or omitted to be taken by an Issuer under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put such Issuer under any resulting liability to any Lender or, assuming that such Issuer has complied in all material respects with the procedures specified in Section 2.22.4, relieve any Lender of its obligations hereunder to such Issuer. In determining whether to pay under any Facility Letter of Credit, such Issuer shall have no obligation to the Lenders other than to confirm that any documents required to be delivered under such Facility Letter of Credit appear to have been delivered in compliance and that they appear to comply on their face with the requirements of such Facility Letter of Credit.
          Section 2.22.6 Participation. (a) Immediately upon the issuance by an Issuer of any Facility Letter of Credit in accordance with Section 2.22.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation ratably (in the proportion of such Lender’s Pro Rata Share) in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto other than amounts owing to such Issuer under Section 2.15).
               (b) In the event that an Issuer makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to such Issuer on or before the date of such payment by such Issuer, such Issuer shall promptly so notify the Agent, which shall promptly so notify each Lender. Upon receipt of such notice, each Lender shall promptly and unconditionally pay to the Agent for the account of such Issuer the amount of such Lender’s Pro Rata Share of such payment in same day funds, and the Agent shall promptly pay such amount, and any other amounts received by the Agent for such Issuer’s account pursuant to this Section 2.22.6, to such Issuer. If the Agent so notifies such Lender prior to noon New York City time on any Business Day, such Lender shall make available to the Agent for the account of such Issuer such Lender’s ratable share of the amount of such payment on such Business Day in same day funds. If and to the extent such Lender shall not have so made its ratable share of the amount of such payment available to the Agent for the account of the Issuer, such Lender agrees to pay to the Agent for the account of the Issuer forthwith on demand such amount, together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to the Agent for the account of the Issuer, at the Federal Funds Effective Rate. The failure of any Lender to make available to the Agent for the account of an Issuer such Lender’s ratable share of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Agent for the account of such Issuer its ratable share of any payment on the date such payment is to be made.

               (c) If any draft is paid under any Facility Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, Charlotte, North Carolina time, on (i) the Business Day immediately following the day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M. New York City time, or (ii) if clause (i) above does not apply, the second Business Day following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date when such payment is required as set forth above, Section 2.07(a) and (y) thereafter, Section 2.07(d).
               (d) Upon the request of the Agent or any Lender, each Issuer shall furnish to the requesting Agent or Lender copies of any Facility Letter of Credit or Reimbursement Agreement to which such Issuer is party.
               (e) The obligations of the Lenders to make payments to the Agent for the account of an Issuer with respect to a Facility Letter of Credit shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, the following:
            (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
            (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Issuer, the Agent, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any Subsidiary and the beneficiary named in any Facility Letter of Credit);
            (iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
            (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

                 (v) any failure by the Agent or an Issuer to make any reports required pursuant to Section 2.22.8; or
                 (vi) the occurrence of any Default or Event of Default.
               (f) For purposes of determining the unused portion of the Aggregate Commitment and the unused portion of a Lender’s Commitment under Sections 2.02.1 and 2.09(b), the Aggregate Commitment shall be deemed used to the extent of the aggregate undrawn face amount of the outstanding Facility Letters of Credit and the Lender’s Commitment shall be deemed used to the extent of such Lender’s Pro Rata Share of the aggregate undrawn face amount of the outstanding Facility Letters of Credit.
          Section 2.22.7 Compensation for Facility Letters of Credit. (a) The Borrower agrees to pay to the Agent, in the case of each Facility Letter of Credit, the Facility Letter of Credit Fee therefor, payable quarterly in arrears not later than five (5) Business Days following Agent’s delivery to Borrower of the quarterly statement specifying the amount of the Facility Letter of Credit Fees properly due and payable hereunder with respect to the preceding calendar quarter (which payment shall be a pro rata portion of the annual Facility Letter of Credit Fee for such preceding calendar quarter) and on the Termination Date (which payment shall be in the amount of all accrued and unpaid Facility Letter of Credit Fees). Facility Letter of Credit Fees shall be calculated, on a pro rata basis for the period to which such payment applies, for actual days on which such Facility Letter of Credit was outstanding during such period, on the basis of a 360-day year. The Agent shall, with reasonable promptness following receipt from all Issuers of the reports provided for in Section 2.22.8 for the months of March, June, September and December, respectively, deliver to the Borrower a quarterly statement of the Facility Letter of Credit Fees then due and payable. The Agent shall promptly remit such Facility Letter of Credit Fees, when received by the Agent, ratably to all Lenders.
               (b) The Borrower agrees to pay the applicable Issuer of each Facility Letter of Credit an issuance fee of 0.125% of the stated amount of such Facility Letter of Credit, payable prior to the issuance of such Letter of Credit.
               (c) An Issuer shall also have the right to receive, solely for its own account, its out-of-pocket costs of issuing and servicing Facility Letters of Credit, as the Borrower may agree in writing.
          Section 2.22.8 Issuer Reporting Requirements. Each Issuer shall, no later than the third (3rd) Business Day following the last day of each month, provide to the Agent a schedule of the Facility Letters of Credit issued by it showing the Issuance Date, account party, original face amount, amount (if any) paid thereunder, expiration date and the reference number of each Facility Letter of Credit outstanding at any time during such month (and indicating, with respect to each Facility Letter of Credit, whether it is a Financial Letter of Credit or Performance

          Letter of Credit) and the aggregate amount (if any) payable by the Borrower to such Issuer during the month pursuant to Section 2.15. Copies of such reports shall be provided promptly to each Lender by the Agent. The reporting requirements hereunder are in addition to those set forth in Section 2.22.4.
          Section 2.22.9 Indemnification; Nature of Issuer’s Duties. (a) In addition to amounts payable as elsewhere provided in this Section 2.22, the Borrower hereby agrees to protect, indemnify, pay and save the Agent, each Issuer and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) arising from the claims of third parties against the Agent, any Issuer or any Lender as a consequence, direct or indirect, of (i) the issuance of any Facility Letter of Credit other than, in the case of an Issuer, as a result of its willful misconduct or gross negligence, or (ii) the failure of an Issuer to honor a drawing under a Facility Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any government, court or other governmental agency or authority.
               (b) As among the Borrower, the Lenders, the Agent and each Issuer, the Borrower assumes all risks of the acts and omissions of or misuse of Facility Letters of Credit by, the respective beneficiaries of such Facility Letters of Credit. In furtherance and not in limitation of the foregoing, neither an Issuer nor the Agent nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Facility Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Facility Letter of Credit to comply fully with conditions required in order to draw upon such Facility Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile transmission or otherwise; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Facility Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; or (viii) for any consequences arising from causes beyond the control of the Agent, such Issuer and the Lenders including, without limitation, any act or omission, whether rightful or wrongful, of any government, court or other governmental agency or authority. None of the above shall affect, impair, or prevent the vesting of any of such Issuer’s rights or powers under this Section 2.22.9.
               (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuer under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put such Issuer, the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person, but the foregoing shall not relieve such Issuer of its obligation to confirm that any documents required to be delivered under a Facility Letter of Credit appear to have been delivered in compliance and that they appear to comply on their face with the requirements of such Facility Letter of Credit.
               (d) Notwithstanding anything to the contrary contained in this Section 2.22.9, the Borrower shall have no obligation to indemnify an Issuer under this Section 2.22.9 in respect of any liability incurred by an Issuer arising primarily out of the willful misconduct or gross negligence of such Issuer, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by such Issuer of a proper demand for payment made under the Facility Letters of Credit issued by such Issuer, unless such dishonor was made at the request of the Borrower.
          Section 2.22.10 Designation or Resignation of Issuer. (a) Upon request by the Borrower and approval by the Agent, a Lender may at any time agree to be designated as an Issuer hereunder, which designation shall be set forth in a written instrument or instruments delivered by the Borrower, the Agent and such Lender. The Agent shall promptly deliver to the other Lenders a copy of such instrument or instruments. From and after such designation and unless and until such Lender resigns as an Issuer in accordance with Section 2.22.10(b), such Lender shall have all of the rights and obligations of an Issuer hereunder,
               (b) An Issuer shall continue to be the Issuer unless and until (i) it shall have given the Borrower and the Agent notice that it has elected to resign as Issuer and (ii) unless there is, at the time of such notice, at least one other Issuer, another Lender shall have agreed to be the replacement Issuer and shall have been approved in writing by the Agent and the Borrower. A resigning Issuer shall continue to have the rights and obligations of the Issuer hereunder solely with respect to Facility Letters of Credit theretofore issued by it notwithstanding the designation of a replacement Issuer hereunder, but upon its notice of resignation (or, if at the time of such notice, there is not at least one other Issuer, then upon such designation of a replacement Issuer), the resigning Issuer shall not thereafter issue any Facility Letters of Credit (unless it shall again thereafter be designated as an Issuer in accordance with the provisions of this Section 2.22.10). The assignment of, or grant of a participation interest in, or termination pursuant to Section 2.19 of, all or any part of its Commitment or Loans by a Lender that is also the Issuer shall not constitute an assignment or transfer of any of its rights or obligations as an Issuer.
          Section 2.22.11 Termination of Issuer’s Obligation. In the event that the Lenders’ obligations to make Loans terminate or are terminated as provided in Section 8.01, each Issuer’s obligation to issue Facility Letters of Credit shall also terminate.
          Section 2.22.12 Obligations of Issuer and Other Lenders. Except to the extent that a Lender shall have agreed to be designated as an Issuer, no Lender shall have any obligation to accept or approve any request for, or to issue, amend or extend, any Letter of Credit, and the obligations of an Issuer to issue, amend or extend any Facility Letter of Credit are expressly limited by and subject to the provisions of this Section 2.22.
          Section 2.22.13 Facility Letter of Credit Collateral Account. The Borrower agrees that it will, during any time the Secured Borrowing Base Option applies to the Facility, upon the request of the Agent or the Required Lenders and until the final expiration date of any Facility Letter of Credit and thereafter as long as any amount is payable to the Issuer or the Lenders in respect of any Facility Letter of Credit, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the “Facility Letter of Credit Collateral Account”) at the Agent’s office at the address specified pursuant to Section 10.02, in the name of the Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.01. The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility Letter of Credit Collateral Account to secure the prompt and complete payment and performance of (a) the obligations of the Borrower to reimburse the Issuer and (if applicable) the Lenders for amounts (if any) from time to time drawn on Facility Letters of Credit and interest thereon and other sums from time to time payable under Reimbursement Agreements, and (b) if and when all such obligations of the Borrower have been paid in full and no Facility Letters of Credit remain outstanding, all other Obligations. The Agent will invest any funds on deposit from time to time in the Facility Letter of Credit Collateral Account in Cash Equivalents reasonably acceptable the agent having a maturity not exceeding 30 days. Nothing in this Section 2.22.13 shall either obligate the Agent to require the Borrower to deposit any funds in the Facility Letter of Credit Collateral Account or limit the right of the Agent to release any funds held in the Facility Letter of Credit Collateral Account in each case other than as required by Section 22.15.
          Section 2.22.14 Issuer’s Rights. All of the representations, warranties, covenants and agreements of the Borrower to the Lenders under this Agreement and of the Borrower under any other Loan Document shall inure to the benefit of each Issuer (unless the context otherwise indicates).
          Section 2.22.15 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if during the any time the Secured Borrowing Base Option applies to the Facility any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
               (a) Subject to the provisions of Section 2.22.15(c), if any Facility Letter of Credit Obligations are outstanding at the time a Lender is a Defaulting Lender, the Borrower shall within three (3) Business Days following notice by the Agent cash collateralize such Defaulting Lender’s Facility Letter of Credit Obligations by paying to the Agent an amount in immediately available funds equal to such Defaulting Lender’s Facility Letter of Credit Obligations, which funds shall be held in the Facility Letter of Credit Collateral Account in accordance with Section 2.22.13 for so long as such Facility Letter of Credit Obligations are outstanding and such Lender is a Defaulting Lender;
               (b) Subject to the provisions of Section 2.22.15(c), no Issuer shall be required to issue, amend (other than to reduce) or increase any Facility Letter of Credit unless cash collateral has been provided by the Borrower in accordance with Section 2.22.15(a); and
               (c) Notwithstanding the provisions of Sections 2.22.15(a) and (b), if within three (3) Business Days following the Agent’s notice under Section 2.22.15(a) the Borrower shall by notice to the Agent advise the Agent that the Borrower intends to effect the assignment by such Defaulting Lender of all of its right, title and interest under this Agreement to a Person that is not a Defaulting Lender (subject to and in accordance with the provisions of Section 11.02), the date by which the Borrower shall be required to comply with the provisions of Section 2.22.15(a) shall be extended to the 14th day after the date of the Agent’s notice; provided, however, that such extension shall not extend the date by which the Borrower is obligated to cash collateralize Facility Letters of Credit pursuant to any other provisions of this Agreement. A Defaulting Lender shall not be obligated to assign its interest under this Agreement except to the extent that the provisions of Section 2.20 require an assignment.
          Section 2.22.16 End of Term Cash Collateralization. On the date that is 30 days prior to the scheduled Termination Date, if the Secured Borrowing Base Option is then in effect, the Borrower shall deposit in the Cash Collateral Account an amount not less than 105% of the Facility Letter of Credit Obligations as of such date. Not more than once during each calendar month following the Termination Date, provided that no Event of Default has occurred and is then continuing, the Borrower may request that the Agent release any amount of Unrestricted Cash held in the Cash Collateral Account under the Cash Collateral Agreement in excess of an amount equal to 105% of the then Facility Letter of Credit Obligations to the Borrower, and the Agent shall promptly release such excess amount, subject to the terms of the Cash Collateral Agreement.
ARTICLE III
CONDITIONS PRECEDENT
     Section 3.01 Conditions Precedent to Closing Date. This Agreement and the Commitments of each Lender shall be effective on the date (the “Closing Date”) on which each of the following conditions precedent shall have been satisfied or waived by the Agent and each Lender:
          (1) Fourth Amendment and Successor Agency and Amendment Agreement. The “Fourth Amendment Effective Date” shall have occurred under the Fourth Amendment and the “Effective Date” shall have occurred under the Successor Agency and Amendment Agreement in accordance with their respective terms.
          (2) Credit Agreement. The Agent shall have received this Agreement duly executed by each of the parties hereto;
          (3) Replacement Note. A Note payable to each Lender duly executed by the Borrower, and the original promissory note issued to such Lender under the Existing Credit Agreement to be delivered to the Borrower for cancellation upon the Closing Date;
          (4) Amended and Restated Guaranty. The Agent shall have received the Amended and Restated Guaranty, duly executed by each Guarantor listed in Schedule III.
          (5) Amended and Restated Collateral Agreement. The Agent shall have received the Amended and Restated Collateral Agreement, duly executed by each party thereto (provided that the Borrower may designate one or more schedules as to be updated as required pursuant to Section 3.02);
          (6) No Default or Event of Default. After giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing;
          (7) Closing Fee. The Borrower shall have paid a cash fee to the Agent in accordance with the terms of the Agent’s Fee Letter; and
          (8) Other Documents. The Agent shall have received such other documents as the Agent, its counsel or any Lender may reasonably request.
     Section 3.02 Conditions Precedent to Cash Secured Option. The Lenders shall not be required to make Loans or participate in any Facility Letters of Credit under the Cash Secured Option, and the Issuers shall not be required to issue any Facility Letters of Credit under the Cash Secured Option, unless and until the Closing Date has occurred and the Agent shall have received each of the following, in form and substance satisfactory to the Agent:
          (1) Secretary’s Certificate of the Borrower. A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of each officer of the Borrower who has been authorized to execute and deliver this Agreement and any other Loan Document or other document required to be executed and delivered by or on behalf of the Borrower under this Agreement, (B) that the attached copies of the certificate of incorporation and by-laws of the Borrower have not been amended except as set forth therein and remain in full force and effect and (C) the attached copy of resolutions of the Board of Directors of the Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party;

          (2) Good Standing Certificate of the Borrower. A currently dated certificate of good standing for the Borrower issued by the Secretary of State of the State of Delaware;
          (3) Secretary’s Certificates of the Guarantors. A certificate of the Secretary or an Assistant Secretary of each corporate Guarantor or the general partner of each limited partnership Guarantor or managing member of each limited liability company Guarantor certifying (A) the names and true signatures of each officer, partner, member or other representative of such Guarantor who has been authorized to execute and deliver the Amended and Restated Guaranty and any other Loan Document or other document required to be executed and delivered by or on behalf of such Guarantor under this Agreement, (B) that the attached copies of the certificate of incorporation and by-laws of such corporate Guarantor, or certificate of limited partnership and limited partnership agreement of such limited partnership Guarantor, or certificate of formation and limited liability company or operating agreement of each limited liability company guarantor, or equivalent applicable constituent documents of such Guarantor, have not been amended except as set forth therein and remain in full force and effect and (C) the attached copy of resolutions of the Board of Directors of such corporate Guarantor, or the consents of such limited partnership or limited liability company Guarantor, approving and authorizing the execution, delivery and performance of the Amended and Restated Guaranty and the other Loan Documents to which it is a party;
          (4) Good Standing Certificate of the Borrower. A currently dated certificate of good standing for each Guarantor issued by the secretary of state or other appropriate governmental officer in its jurisdiction of incorporation or formation;
          (5) Updated Schedules to Amended and Restated Collateral Agreement. The Borrower shall have delivered updated schedules to the Amended and Restated Collateral Agreement if so noted as referred to in clause (6) of Section 3.01;
          (6) Cash Collateral Agreement. The Agent shall have received the Cash Collateral Agreement duly executed by each of the Borrower and the Agent;
          (7) Opinions of Counsel. A favorable opinion of (A) Troutman Sanders LLP, counsel for the Borrower and for certain of the Guarantors, in substantially the form of Exhibit E and (B) counsel to each other Guarantor that is formed or organized to do business in the State of Indiana or in the State of Tennessee (as approved by the Agent), in form similar to that furnished pursuant to clause (A) and reasonably satisfactory to the Agent;
          (8) Costs and Expenses. The Borrower shall have paid all costs and invoiced out-of-pocket expenses of the Agent in connection with the execution and delivery of the documents and instruments described in Section 3.01 and clauses (1) through (6) of this Section 3.02, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent; and

          (9) Other Documents. Such other and further documents as any Lender or the Agent or its counsel may have reasonably requested.
     Section 3.03 Conditions Precedent to Secured Borrowing Base Option. The Lenders shall not be required to make Loans or participate in any Facility Letters of Credit under the Secured Borrowing Base Option, and the Issuers shall not be required to issue any Facility Letters of Credit under the Secured Borrowing Base Option, unless and until the Closing Date has occurred, the condition precedent set forth in Section 3.02 have been satisfied or waived by the Agent and the Lenders, and the Agent shall have received each of the following, in form and substance satisfactory to the Agent:
          (1) Assignments of Financing Statements. Recorded or file-stamped copies of assignments from Wachovia Bank, National Association, as original secured party, to the Agent of each financing statement filed or recorded with respect to any Security Document;
          (2) Assignments of Mortgages. Recorded copies of assignments by Wachovia Bank, National Association, to the Agent of all Mortgages delivered under the Existing Credit Agreement;
          (3) Endorsements to Title Insurance Policies. Endorsements to all title insurance policies referred to in subclause (c) of item (4) of the Secured Borrowing Base Conditions previously issued by the Title Insurance Company, reflecting Agent as the holder of the Mortgage insured under such title insurance policy;
          (4) Other Secured Borrowing Base Conditions. With respect to all Mortgaged Property covered by the Mortgages referred to in clause (2) above, evidence satisfactory to the Agent that all other Secured Borrowing Base Conditions have been satisfied with respect to such Mortgaged Property; and
          (5) Costs and Expenses. The Borrower shall have paid all costs and invoiced out-of-pocket expenses of the Agent in connection with the execution and delivery of the documents and instruments described in clauses (1) through (4) of this Section 3.03, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent; and
          (6) Other Documents. Such other and further documents as any Lender or the Agent or its counsel may have reasonably requested.
     Section 3.04 Conditions Precedent to All Loans. The obligation of each Lender to make each Loan (including, in the case of the Swing Line Lender, any Swing Line Loan) shall be subject to the further conditions precedent that (except as hereinafter provided) on the date of such Loan:

          (1) The following statements shall be true and the Agent shall have received a certificate, substantially in the form of the certificate attached hereto as Exhibit D, signed by a duly authorized officer of the Borrower dated the date of such Loan, stating that:
(a)	The representations and warranties contained in Article IV of this Agreement are correct in all material respects on and as of the date of such Loan as though made on and as of such date except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is correct in all material respects as of such earlier date; and

(b)	No Default or Event of Default has occurred and is continuing, or would result from such Loan.
          (2) The Agent shall have received such other approvals, opinions, or documents as any Lender through the Agent may reasonably request.
          Notwithstanding the foregoing, in the case of a Loan (provided for in Section 2.21(d)) made to repay a Swing Line Loan, the satisfaction of the foregoing conditions with respect to such Swing Line Loan shall constitute satisfaction of such conditions with respect to the Loan made pursuant to Section 2.21(d) to repay such Swing Line Loan.
     Section 3.05 Conditions Precedent to Facility Letters of Credit. The obligations of each Issuer to issue, amend or extend any Facility Letter of Credit shall be subject to the conditions precedent set forth in Section 2.22.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants that:
     Section 4.01 Incorporation, Formation, Good Standing, and Due Qualification. The Borrower, each Subsidiary, and each of the Guarantors is (in the case of a corporation) a corporation duly incorporated or (in the case of a limited partnership) a limited partnership duly formed or (in the case of a limited liability company) a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation; has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged; and is duly qualified and in good standing under the laws of each other jurisdiction in which such qualification is required, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

     Section 4.02 Power and Authority. The execution, delivery and performance by the Borrower and the Guarantors of the Loan Documents to which each is a party have been duly authorized by all necessary corporate, partnership or limited liability company action, as the case may be, and do not and will not (1) require any consent or approval of the stockholders of such corporation, partners of such partnership or members of such limited liability company (except such consents as have been obtained as of the date hereof); (2) contravene such corporation’s charter or bylaws, such partnership’s partnership agreement or such limited liability company’s articles or certificate of formation or operating agreement; (3) violate, in any material respect, any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation, partnership or limited liability company; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which such corporation, partnership or limited liability company is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by such corporation, partnership or limited liability company, other than Liens securing the Obligations; and (6) cause such corporation, partnership or limited liability company to be in default, in any material respect, under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease or instrument.
     Section 4.03 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be legal, valid, and binding obligations of the Borrower or each Guarantor, as the case may be, enforceable against the Borrower or each Guarantor, as the case may be, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.
     Section 4.04 Financial Statements. The consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2009, and the consolidated statements of operations, cash flow and changes to stockholders’ equity of the Borrower and its Subsidiaries for the period of two fiscal quarters ended March 31, 2009, are complete and correct and fairly present as at such date the financial condition of the Borrower and its Subsidiaries and the results of their operations for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to the absence of footnotes and year-end adjustments), and since March 31, 2009, there has been no material adverse change in the condition (financial or otherwise), business, or operations of the Borrower and its Subsidiaries. There are no liabilities of the Borrower or any Subsidiary, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since March 31, 2009. No information, exhibit, or report furnished by the Borrower to any Lender in connection with the negotiation of this Agreement, taken together, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.
     Section 4.05 Labor Disputes and Acts of God. Neither the business nor the properties of the Borrower or any Subsidiary or any Guarantor are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of the Borrower or such Subsidiary or such Guarantor.
     Section 4.06 Other Agreements. Neither the Borrower nor any Significant Subsidiary nor any Significant Guarantor is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument or subject to any charter, corporate or other restriction which could reasonably be expected to have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower or any Significant Subsidiary or any Significant Guarantor, or the ability of the Borrower or any Significant Guarantor to carry out its obligations under the Loan Documents to which it is a party. Neither the Borrower nor any Significant Subsidiary nor any Significant Guarantor is in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.
     Section 4.07 Litigation. Except as disclosed in Schedule 4.07 or Schedule 4.14, or reflected in or reserved for in the financial statements referred to in Section 4.04, there is no pending or, to the knowledge of the Borrower or any Guarantor, threatened action or proceeding against or affecting the Borrower or any Significant Subsidiary or any Significant Guarantor before any court, governmental agency, or arbitrator, which could reasonable be expected, in any one case or in the aggregate, to materially adversely affect the financial condition, operations, properties, or business of the Borrower or any Significant Subsidiary or any Significant Guarantor or the ability of the Borrower or any Significant Guarantor to perform its obligations under the Loan Documents to which it is a party.
     Section 4.08 No Defaults on Outstanding Judgments or Orders. Except for judgments with respect to which the uninsured liability of the Borrower, each Significant Subsidiary and each Significant Guarantor does not exceed $10,000,000 in the aggregate for all such judgments, (a) the Borrower, each Significant Subsidiary and each Significant Guarantor have satisfied all judgments, and (b) neither the Borrower nor any Significant Subsidiary nor any Significant Guarantor is in default with respect to any judgment, writ, injunction, decree, ruling or order of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

     Section 4.09 Ownership and Liens. The Borrower and each Subsidiary and each Guarantor have title to, or valid leasehold interests in, all of their respective properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 4.04 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower or any Subsidiary or any Guarantor and none of their leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section 6.01.
     Section 4.10 Subsidiaries and Ownership of Stock. Set forth in Schedule 4.10 hereto is a complete and accurate list, as of the date hereof, of the Subsidiaries of the Borrower, showing the jurisdiction of incorporation or formation of each and showing the percentage of the Borrower’s ownership of the outstanding stock or partnership interest or membership interest of each Subsidiary. All of the outstanding capital stock of each such corporate Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by the Borrower free and clear of all Liens. The limited partnership agreement of each such limited partnership Subsidiary is in full force and effect and has not been amended or modified, except for such amendments or modifications as are delivered to the Agent under Section 3.02. Each of the Guarantors is a Wholly-Owned Subsidiary of the Borrower.
     Section 4.11 ERISA. The Borrower and each Subsidiary and each Guarantor are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan under circumstances that could subject the Borrower or any Subsidiary to material withdrawal liability; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan does not materially exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither the Borrower nor any Commonly Controlled Entity has incurred any material liability to the PBGC under ERISA.
     Section 4.12 Operation of Business. The Borrower, each Subsidiary and each Guarantor possess all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted and the Borrower and each of its Subsidiaries and each Guarantor are not in violation of any valid rights of others with respect to any of the foregoing where the failure to possess such licenses, permits, franchises, patents, copyrights, trademarks, trade names or rights thereto or the violation of the valid rights of others with respect thereto could reasonably be expected to, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties, or business of the Borrower or any Significant Subsidiary or any Significant Guarantor or the ability of the Borrower or any Significant Guarantor to perform its obligation under the Loan Documents to which it is a party.
     Section 4.13 Taxes. All federal and state income tax liabilities or income tax obligations, and all other material income tax liabilities or material income tax obligations, of the Borrower, each Subsidiary and each Guarantor have been paid or have been accrued by or reserved for by the Borrower. The Borrower constitutes the parent of an affiliated group of corporations for purposes of filing a consolidated United States federal income tax return.
     Section 4.14 Laws; Environment. Except as disclosed in Schedule 4.14 hereto, (a) the Borrower, each Subsidiary and each Guarantor have duly complied, and their businesses, operations, assets, equipment, property, leaseholds, or other facilities are in compliance, in all material respects, with the provisions of all federal, state, and local statutes, laws, codes, and ordinances and all rules and regulations promulgated thereunder (including without limitation those relating to the environment, health and safety), except where the failure to so comply could not reasonably be expected to, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties or business of the Borrower or any Subsidiary or the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party; (b) the Borrower, each Subsidiary and each Guarantor have been issued and will maintain all required federal, state, and local permits, licenses, certificates, and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code, or ordinance and all rules and regulations promulgated thereunder as hazardous); or (6) other environmental, health or safety matters, to the extent for any of the foregoing that failure to maintain the same could reasonably be expected to, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties, or business of the Borrower or any Significant Subsidiary or any Significant Guarantor or the ability of the Borrower or any Significant Guarantor to perform its obligations under the Loan Documents to which it is a party; (c) neither the Borrower nor any Subsidiary nor any Guarantor has received notice of, or has actual knowledge of any violations of any federal, state, or local environmental, health, or safety laws, codes or ordinances or any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities, which violation could reasonably be expected to, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties, or business of the Borrower or any Significant Subsidiary or any Significant Guarantor or the ability of the Borrower or any Significant Guarantor to perform its obligations under the Loan Documents to which it is a party; (d) except in accordance with a valid governmental permit, license, certificate or approval, there has been no material emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or hazardous wastes at or from the premises, in each case related to the premises of the Borrower, each Subsidiary and each Guarantor; and accordingly the premises of the Borrower, each Subsidiary and each Guarantor have not been adversely affected, in any material respect, by any toxic or hazardous substances or wastes; (e) there has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to material violations of law or material damages by reason of Borrower’s or any Subsidiary’s (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous waste; or (6) other environmental, health or safety matters affecting the Borrower, any Subsidiary or any Guarantor or its business, operations, assets, equipment, property, leaseholds, or other facilities; and (f) neither the Borrower nor any Subsidiary nor any Guarantor has any material indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup, or disposal).
     Section 4.15 Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.16 OFAC. Neither Borrower nor any Guarantor is (or will be) a person with whom any Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to any Lender with any additional information that such Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.
     Section 4.17 Accuracy of Information. The representations and warranties by the Borrower or any Guarantor contained herein or in any other Loan Document or made hereunder or in any other Loan Document and the certificates, schedules, exhibits, reports or other documents provided or to be provided by the Borrower or any Guarantor in connection with the transactions contemplated hereby or thereby (including, without limitation, the negotiation of and compliance with the Loan Documents), when taken together as a whole, do not contain and will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which made, not materially misleading at the time such statements were made or are deemed made.
     Section 4.18 Security Documents.
          (a) Each of the Cash Collateral Agreement and the Collateral Agreement is effective until release thereof permitted under this Agreement to create in favor of the Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Collateral described in the Collateral Agreement, the Collateral Agreement constitutes a fully perfected Lien on all right, title and interest of the Borrower and the Guarantors in such Collateral (other than such Collateral in which a security interest cannot be perfected by filing of a financing statement under the UCC as in effect at the relevant time in the relevant jurisdiction) and the proceeds thereof, as security for the Obligations (as defined in the Collateral Agreement), in each case prior and superior in right to any other Person except Liens permitted under Section 6.01(1) through (7). In the case of the Collateral described in the Cash Collateral Agreement, the Cash Collateral Agreement constitutes a fully perfected Lien on all right, title and interest of the Borrower and the Guarantors in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Cash Collateral Agreement), in each case prior and superior in right to any other Person.
          (b) Upon execution and delivery thereof until release thereof permitted under this Agreement, each of the Mortgages is effective to create in favor of the Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the appropriate recording offices, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Borrower and the Guarantors in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than those exceptions to title set forth in the applicable title insurance policy described in subclause (c) of item (4) of the Secured Borrowing Base Conditions and other than Liens permitted pursuant to clause (g) of the definition of Mortgage Conditions or Section 6.01(7)).

ARTICLE V
AFFIRMATIVE COVENANTS
          So long as any Note shall remain unpaid or any Facility Letter of Credit Obligations shall remain outstanding or any Lender shall have any Commitment under this Agreement, the Borrower will (unless otherwise agreed to by the Required Lenders in writing):
     Section 5.01 Maintenance of Existence. Preserve and maintain, and cause each Subsidiary to preserve and maintain (except for a Subsidiary that ceases to maintain its existence solely as a result of an Internal Reorganization), its corporate, limited partnership or limited liability company existence and good standing in the jurisdiction of its incorporation or formation and qualify and remain qualified to transact business in each jurisdiction in which such qualification is required except where the failure to so qualify to transact business could not reasonably be expected to affect in any material respect the financial condition, operations, properties or business of the Borrower or any Subsidiary.
     Section 5.02 Maintenance of Records. Keep and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and its Subsidiaries.
     Section 5.03 Maintenance of Properties. Maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.
     Section 5.04 Conduct of Business. Continue, and cause each Subsidiary to continue (except in the case of a Subsidiary that ceases to engage in business solely as a result of an Internal Reorganization), to engage in a business of the same general type and in the same manner as conducted by it on the date of this Agreement.
     Section 5.05 Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, insurance with financially sound reputable insurance companies or associations (or, in the case of insurance for construction warranties and builder default protection for buyers of Housing Units from the Borrower or any of its Subsidiaries or UHIC) in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof. In addition, if any structure on any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area and in which flood insurance has been made available under the National Flood Insurance Act of 1968, then the Borrower shall maintain or cause its applicable Subsidiary to maintain, a policy of flood insurance as described in subclause (c) of item (4) of the Secured Borrowing Base Conditions.

     Section 5.06 Compliance with Laws. Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, and orders, the noncompliance with which could not reasonably be expected to, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties or business of the Borrower or any Subsidiary or the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party, and such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, other than any such taxes, assessments and charges being contested by the Borrower in good faith which will not have a material adverse effect on the financial condition of the Borrower; and with respect to the matters disclosed in Schedule 4.14, implement prudent measures to achieve compliance with all relevant laws and regulations within a reasonable time and in accordance with requirements negotiated with applicable regulatory agencies.
     Section 5.07 Right of Inspection. At any reasonable time and from time to time, permit any Lender or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary with any of their respective officers and directors and the Borrower’s independent accountants.
     Section 5.08 Reporting Requirements. Furnish to the Agent for delivery to each of the Lenders:
          (1) Quarterly financial statements. As soon as available and in any event within fifty (50) days after the end of each of the first three quarters of each fiscal year of the Borrower, an unaudited condensed consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, unaudited condensed consolidated statements of operations and cash flow of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and unaudited condensed consolidated statements of changes in stockholders’ equity of the Borrower and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower (subject to year-end adjustments); the timely filing by the Borrower of the Borrower’s quarterly 10-Q report with the Securities and Exchange Commission shall satisfy the foregoing requirements.
          (2) Annual financial statements. As soon as available and in any event within ninety-five (95) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, consolidated statements of operations and cash flow of the Borrower and its Subsidiaries for such fiscal year, and consolidated statements of changes in stockholders’ equity of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and accompanied by an opinion thereon acceptable to the Agent by Deloitte & Touche or other independent accountants selected by the Borrower and acceptable to the Agent; the timely filing by the Borrower of the Borrower’s annual 10-K report with the Securities and Exchange Commission shall satisfy the foregoing requirements.
          (3) [Intentionally deleted.]
          (4) [Intentionally deleted.]
          (5) Management letters. Promptly upon receipt thereof, copies of any reports submitted to the Borrower or any Subsidiary by independent certified public accountants in connection with examination of the financial statements of the Borrower or any Subsidiary made by such accountants.
          (6) [Intentionally deleted.]
          (7) Compliance certificate. Within fifty (50) days after the end of each of the first three quarters, and within ninety-five (95) days after the end of each fourth quarter, of each fiscal year of the Borrower, a certificate of the President or chief financial officer of the Borrower certifying (a) the Borrower’s compliance with all financial covenants including, without limitation, those set forth in Section 6.10 and Article VII hereof, which certificate shall set forth in reasonable detail the computation thereof and (b) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto.
          (8) [Intentionally deleted.]
          (9) [Intentionally deleted.]
          (10) Notice of litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, would reasonably be expected to result in a judgment against the Borrower or such Subsidiary in excess of $10,000,000 (to the extent not covered by insurance) or would reasonably be expected to have a material adverse effect on the financial condition, properties, or operations of the Borrower or such Subsidiary.

          (11) Notice of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto.
          (12) ERISA reports. As soon as possible, and in any event within thirty (30) days after the Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to the Borrower or any Commonly Controlled Entity, and promptly but in any event within two (2) Business Days of receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability in excess of $50,000 with respect to the Borrower or any Commonly Controlled Entity, the Borrower will deliver to each Lender a certificate of the chief financial officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto.
          (13) [Intentionally deleted.]
          (14) Proxy statements, etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which the Borrower or any Subsidiary sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.
          (15) [Intentionally deleted].
          (16) General information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as any Lender may from time to time reasonably request.
     Section 5.09 [Intentionally Deleted].
     Section 5.10 Environment. Be and remain, and cause each Subsidiary to be and remain, in compliance with the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder, except where the failure to so comply could not reasonably be expected to, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties or business of the Borrower or any Subsidiary or the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party; with respect to matters disclosed in Schedule 4.14, implement prudent measures to achieve compliance with all relevant laws and regulations within a reasonable time and in accordance with requirements negotiated with applicable regulatory agencies; notify the Agent promptly of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party (and the Agent shall notify the Lenders promptly following its receipt of any such notice from the Borrower); notify the Agent promptly of any hazardous discharge from or affecting its premises if (i) the storage, treatment or cleanup of such hazardous discharge (all in accordance with applicable laws and regulations) or (ii) the diminution in the value of the assets affected by such hazardous discharge, is reasonably expected to exceed $10,000 (and the Agent shall notify the Lenders promptly following its receipt of any such notice from the Borrower); promptly contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit any Lender to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at such Lender’s request, and at the Borrower’s expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Required Lenders, and such other and further assurances reasonably satisfactory to the Required Lenders that the condition has been corrected.
     Section 5.11 Use of Proceeds. Use the proceeds of the Loans solely as provided in Section 2.13.
     Section 5.12 Ranking of Obligations. Ensure that at all times its Obligations under the Loan Documents shall be and constitute unconditional general obligations of the Borrower ranking at least pari passu with all its other unsecured Debt.
     Section 5.13 Taxes. Pay and cause each Subsidiary to pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.
     Section 5.14 [Intentionally Deleted].
     Section 5.15 New Subsidiaries. Within fifty (50) days after the end of any fiscal quarter of the Borrower during which any Person shall have become a Subsidiary, cause such Subsidiary to (i) execute and deliver to the Agent, for the benefit of the Lenders, a Supplemental Guaranty, (ii) become a Grantor under the Collateral Agreement by executing and delivering an assumption agreement to the Collateral Agreement substantially in the form of Annex I thereto, and (iii) deliver or cause to be delivered an opinion of counsel, certified copies of resolutions, articles of incorporation or other formation documents, incumbency certificates and other documents with respect to such Subsidiary and its Guaranty substantially similar to the documents delivered pursuant to Section 3.02 with respect to the Guarantors, all of which shall be reasonably satisfactory to the Agent in form and substance; provided that if and so long as any such Subsidiary has total assets the book value of which is not more than $5,000,000, the

Borrower shall not be required to comply with this Section. None of the Title Companies nor UHIC nor BMC shall be required to deliver a Guaranty.
ARTICLE VI
NEGATIVE COVENANTS
          Except during any period when the Cash Secured Option shall apply to the Facility, so long as any Note shall remain unpaid or any Facility Letter of Credit Obligations shall remain outstanding or any Lender shall have any Commitment under this Agreement, the Borrower and each Guarantor will not (unless otherwise agreed to by the Required Lenders in writing):
     Section 6.01 Liens. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except the following:
          (1) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;
          (2) Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than ninety (90) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;
          (3) Liens under workers’ compensation, unemployment insurance, Social Security, or similar legislation (other than Liens imposed by ERISA);
          (4) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), Capital Leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance, or other similar bonds, or other similar obligations arising in the ordinary course of business;
          (5) Judgment and other similar Liens arising in connection with any court proceeding, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
          (6) Easements, rights-of-way, restrictions (including zoning, building and land use restrictions), restrictive covenants (including, without limitation, any Lien rights granted pursuant to any recorded declaration of covenants, conditions and restrictions to any property owners’ association or similar Person that has authority to impose and collect dues or assessments), and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Borrower or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;
          (7) Liens in favor of a seller of Entitled Land, Lots Under Development or Finished Lots requiring the Borrower or any Subsidiary to make a payment upon the future sale of such Entitled Land, Lots Under Development or Finished Lots;
          (8) Rights of repurchase and/or rights of first refusal in favor of sellers of property or assets;
          (9) Liens securing Secured Debt (A) permitted under clause (1) of Section 6.02, but only to the extent such Liens are limited to (i) Real Property that is not a Secured Borrowing Base Asset, (ii) personal property rights arising solely from Real Property described in clause (A), and (iii) Cash Equivalents not constituting Collateral, and (B) permitted under clause (2) of Section 6.02, but only to the extent such Liens are subordinated in the manner required under clause (2) of Section 6.02; and
          (10) Liens pursuant to the Security Documents.
     Section 6.02 Secured Debt. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Secured Debt, except for:
          (1) Secured Debt in an aggregate principal amount outstanding at any one time not exceeding (A) if no Secured Debt referred to in clause (2) of this Section 6.02 is then outstanding, a principal amount equal to $200,000,000 minus the Aggregate Commitments or (B) if Secured Debt referred to in clause (2) of this Section 6.02 is then outstanding, a principal amount equal to $700,000,000 minus the then outstanding principal amount of such Secured Debt referred to in clause (2) of this Section 6.02 minus the Aggregate Commitments, and such Secured Debt either:
(A)	is (i) Secured Debt the proceeds of which are used by the Borrower and its Subsidiaries solely for working capital purposes and general corporate purposes and (ii) secured only by Liens permitted under clause (9)(A) of Section 6.; or

(B)	is Secured Debt of an entity acquired by Borrower or any of its Subsidiaries after the Closing Date; provided that, (i) such Secured Debt was in existence prior to the date of such Acquisition and was not incurred in anticipation thereof and (ii) the Liens securing such Secured Debt do not extend to any other assets other than those theretofore encumbered by such Liens; and
          (2) Junior lien Secured Debt in an aggregate principal amount outstanding at any one time not exceeding $700,000,000 minus the aggregate then outstanding principal amount of Secured Debt described in clause (1) above; provided that (A) the Agent is granted first priority Liens on all assets of the Borrower and its Subsidiaries granted to the holders of such junior Lien Debt, other than assets encumbered by Liens described in clause (1) and clause (2) above, and (B) Liens securing such Secured Debt shall be fully subordinated silent junior Liens subordinated to all Liens securing the Obligations pursuant to an intercreditor agreement to be entered into between the Agent and the agent or indenture trustee for such junior lien Secured Debt, which shall be in form and substance satisfactory to the Agent and the Lenders in their respective sole and absolute discretion.
     Section 6.03 Mergers, Etc. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all the assets or the business of any Person, or permit any Subsidiary to do so, except (1) for any Permitted Acquisition, (2) that any Guarantor may merge into or transfer assets to the Borrower as a result of an Internal Reorganization or otherwise and (3) that any Guarantor may merge into or consolidate with or transfer assets to any other Guarantor as a result of an Internal Reorganization or otherwise.
     Section 6.04 Leases. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except (1) Capital Leases not otherwise prohibited by the terms of this Agreement; (2) leases existing on the date of this Agreement and any extension or renewals thereof; (3) leases between the Borrower and any Subsidiary or between any Subsidiaries; (4) operating leases entered into in the ordinary course of business; and (5) any lease of property having a value of $500,000 or less.
     Section 6.05 Sale and Leaseback. Sell, transfer or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property, except for the sale and leaseback of model homes.
     Section 6.06 Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of subsidiaries, receivables, and leasehold interests), except (a) for (1) Inventory disposed of in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of its business, provided that the Borrower is in compliance with Section 2.01.2(b)(i) hereof and no Event of Default has occurred and is continuing; or (3) the sale and leaseback of model homes; (b) that any Guarantor may sell, lease, assign, or otherwise transfer its assets to the Borrower or any other Guarantor in connection with an Internal Reorganization or otherwise; and (c) that the provisions of this Section 6.06 shall not affect or limit the Borrower’s obligations under Section 6.03.
     Section 6.07 Investments. Make, or permit any Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets (other than assets acquired in the ordinary course of business), obligation, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person including, without limitation, any hostile takeover, hostile tender offer or similar hostile transaction (collectively, “Investments”), except:
          (1) Cash Equivalents;
          (2) securities permitted as investments under the Borrower’s investment policy in effect from time to time and consented to by Required Lenders;
          (3) stock, obligation, or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary provided such issuance is approved by the board of directors of the issuer thereof;
          (4) a loan or advance from the Borrower to a Subsidiary, or from a Subsidiary to a Subsidiary, or from a Subsidiary to the Borrower (subject, however, to the limitations set forth below in the case of Investments in Subsidiaries that are not Guarantors);
          (5) any Permitted Acquisition;
          (6) an Investment in a Wholly-Owned Subsidiary, which Investment is, or constitutes a part of, an Internal Reorganization (subject, however, to the limitations set forth below in the case of Investments in Subsidiaries that are not Guarantors);
          (7) redemptions and repurchases of senior Debt; provided that in each instance the Borrower shall continue to be in compliance with the minimum liquidity covenant in Section 7.04 immediately after giving effect to such redemption or repurchase;
          (8) redemption and repurchases in respect of any subordinated Debt of Borrower or any of its Wholly-Owned Subsidiaries; provided that in each instance the Borrower shall continue to be in compliance with the minimum liquidity covenant in Section 7.04 immediately after giving effect to such redemption or repurchase;

          (9) any redemption, repurchase, exchange or refinancing of Debt (A) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, equity interests (other than Disqualified Stock), or (B) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Debt;
          (10) Investments in Subsidiaries that are not Guarantors and Investments in Joint Ventures (including Guarantees of Debt and other obligations of Joint Ventures);
          (11) any other Investment not identified in clauses (1) though (9) above (subject; however, to the limitations set forth below);
provided, that the aggregate amount of all Investments by the Borrower and its Subsidiaries permitted under clauses (10) and (11) above and the contingent obligations under guaranties permitted under clause (3) of Section 6.08 below does not at any time exceed $100,000,000.
     Section 6.08 Guaranties, Etc. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss), for obligations of any Person, except: (1) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (2) guaranties of performance obligations in the ordinary course of business; (3) guaranties of the Debt or other obligations of any Joint Venture or any Subsidiary that is not a Guarantor, and (4) that the Borrower or any Subsidiary or any Guarantor may, whether as a result of an Internal Reorganization or otherwise, guarantee the Debt of any other Subsidiary (other than any Subsidiary that is not a Guarantor) or Guarantor or the Borrower permitted under this Agreement.
     Section 6.09 Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Guarantor’s or any Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Guarantor or any Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate (which exception shall include the payment of insurance premiums to UHIC for the purchase of construction warranties and builder default protection for buyers of Housing Units from the Borrower or any of its Subsidiaries and to the Title Companies for title insurance); provided, however, that, the following transactions shall not be prohibited by this Section 6.09: (i) transactions involving the purchase, sale or exchange of property having a value of $500,000 or less; (ii) transactions otherwise permitted by this Agreement; (iii) the issuance of any equity interests (whether common or preferred), other than Disqualified Stock, to Affiliates that are not officers or directors of Borrower or any Guarantor; and (iv) the execution of customary agreements entered into with shareholders relating to (x) registration rights and, related to such registration rights, reasonable indemnification rights and reasonable cost reimbursements, (y) board observation rights and (z) other provisions reasonably acceptable to the Agent.
     Section 6.10 [Intentionally Deleted].
     Section 6.11 [Intentionally Deleted].
     Section 6.12 Non-Guarantors. Permit UHIC to engage in any business other than the issuance of construction warranties and builder default protection for buyers of Housing Units from the Borrower or any of its Subsidiaries or permit any of the Title Companies to engage in any business other than title insurance.
     Section 6.13 Negative Pledge. Directly or indirectly enter into any agreement with any Person that prohibits or restricts or limits the ability of the Borrower or any Guarantor to create, incur, pledge or suffer to exist any Lien upon any assets of the Borrower or any Guarantor in favor of or for the benefit of the Agent for the benefit of the Lenders and the Issuers, as contemplated by clause (2) of Section 6.02 or as required to satisfy any condition of the Cash Secured Option or with respect to any Facility Letter of Credit.
ARTICLE VII
FINANCIAL COVENANTS
          So long as any Note shall remain unpaid or any Facility Letter of Credit shall remain outstanding or any Lender shall have any Commitment under this Agreement (unless otherwise agreed to by the Required Lenders in writing):
     Section 7.01 Minimum Consolidated Tangible Net Worth. The Borrower will, as of the last day of each fiscal quarter, maintain a Consolidated Tangible Net Worth of not less than: (a) during any time that the Cash Secured Option applies to the Facility, $1, and (b) during any time that the Secured Borrowing Base Option applies to the Facility, $85,000,000.
     Section 7.02 Leverage Ratio. The Borrower will not permit the Leverage Ratio to exceed at any time (a) during any time that the Cash Secured Option applies to the Facility, 100.0 to 1.0, and (b) during any time that the Secured Borrowing Base Option applies to the
Facility, 8.0 to 1.0.

     Section 7.03 Interest Coverage Ratio. The Borrower shall maintain an Interest Coverage Ratio of not less than (a) during any time that the Cash Secured Option applies to the Facility, -10.0 to 1.0, and (b) during any time that the Secured Borrowing Base Option applies to the Facility, -10.0 to 1.0.
     Section 7.04 Minimum Liquidity. If, as of the last day of the fiscal quarter most recently ended, the Interest Coverage Ratio is less than 2.0 to 1.0, the Borrower shall maintain Unrestricted Cash not included in the Secured Borrowing Base in an amount of not less than $120,000,000.
ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.01 Events of Default. If any of the following events shall occur:
          (1) The Borrower shall fail to pay (a) the principal of any Note, or any amount of a commitment or other fee, as and when due and payable or (b) interest on any Note within five (5) Business Days after the same is due and payable;
          (2) Any representation or warranty made or deemed made by the Borrower or by any Guarantor in any Loan Document or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;
          (3) The Borrower or any Guarantor shall fail to perform or observe any term, covenant, or agreement contained in Articles V, VI or VII hereof, and such failure shall continue for a period of thirty (30) consecutive days after delivery of written notice thereof from the Agent to the Borrower or such Guarantor;
          (4) The Borrower or any Significant Subsidiary or any Significant Guarantor shall (a) fail to pay (within the applicable cure period, if any) any amount in respect of indebtedness for borrowed money equal to or in excess of $25,000,000 in the aggregate (other than the Notes) of the Borrower or such Significant Subsidiary or such Significant Guarantor, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed (within the applicable cure period, if any) under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate the maturity of such indebtedness, or to permit the acceleration of the maturity of such indebtedness after the giving of notice or passage of time, or both, and after giving effect to any amendment or waiver; or (c) any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), repurchased (or an offer to repurchase to be made) or redeemed prior to the stated maturity thereof (other than as otherwise permitted under the terms of this Agreement);
          (5) The Borrower or any Significant Subsidiary or any Significant Guarantor (a) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made and which remains undismissed for a period of sixty (60) days or more; or (e) shall take any corporate partnership, limited liability company or similar organizational action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty (60) days or more. If the Borrower is required to provide an amount of cash collateral pursuant to Section 2.22.15, such amount shall be returned to the Borrower from the Facility Letter of Credit Collateral Account from time to time to the extent that no Event of Default is continuing and either the amount deposited shall exceed the Defaulting Lender’s Facility Letter of Credit Obligations or if such Lender ceases to be a Defaulting Lender;
          (6) One or more judgments, decrees, or orders for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Borrower and/or any Subsidiary and/or any Guarantor, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of twenty (20) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;
          (7) Any Guaranty hereunder shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Guarantor or the Guarantor shall deny it has any further liability or obligation under, or shall fail to perform its obligations under, the Guaranty (except to the extent that the foregoing occurs solely by reason of the liquidation or dissolution of a Guarantor as a result of an Internal Reorganization);
          (8) Any Change of Control of the Borrower or any Subsidiary or any Guarantor shall occur;
          (9) Any of the following events shall occur or exist with respect to the Borrower, any Subsidiary or any Commonly Controlled Entity under ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plan shall take place; any Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions described in this Section 8.01(9), if any, could subject the Borrower or any Significant Guarantor or Significant Subsidiary to any tax, penalty, or other liability which in the aggregate may exceed $1,000,000;
          (10) If any federal, state, or local agency asserts a material claim against the Borrower or any Significant Guarantor or Significant Subsidiary and/or its assets, equipment, property, leaseholds, or other facilities for damages or cleanup costs relating to a hazardous discharge or an environmental complaint; provided, however, that such claim shall not constitute a Default if, within fifteen (15) days of the occurrence giving rise to the claim, (a) the Borrower can prove to the reasonable satisfaction of the Required Lenders that the Borrower has commenced and is diligently pursuing either: (i) a cure or correction of the event which constitutes the basis for the claim, and continues diligently to pursue such cure or correction, it being hereby acknowledged by the Lenders that (with respect to the matters disclosed in Schedule 4.14) the Borrower’s compliance with the covenants contained in Sections 5.06 and 5.10 shall satisfy the requirements of this clause (i), or (ii) proceedings for an injunction, a restraining order or other appropriate emergent relief preventing such agency or agencies from asserting such claim, which relief is granted within thirty (30) days of the occurrence giving rise to the claim and the injunction, order, or emergent relief is not thereafter resolved or reversed on appeal or (iii) the defense against the claim through action in a court or agency exercising jurisdiction over the claim; and (b) in any of the foregoing events (except for the matters disclosed in Schedule 4.14, as to which no security is required), the Borrower has posted a bond, letter of credit, or other security satisfactory in form, substance, and amount to the Required Lenders and the agency or entity asserting the claim to secure the correction of the event which constitutes the basis for the claim in accordance with applicable laws;
          (11) Except with respect to releases of Liens permitted under this Agreement, any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;
          (12) Any Loan Party shall default in the observance or performance of any term, covenant or agreement contained in the Cash Collateral Agreement, the Collateral Agreement or any Mortgage, and such default shall continue unremedied for 30 consecutive days after the delivery of notice thereof from the Agent to such Loan Party.
then the following provisions shall apply:

(i) if any Event of Default described in Section 8.01(5) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuers to issue Facility Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, any Issuer or any Lender and, if at such time the Secured Borrowing Base Option is in effect, the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Cash Collateral Account, equal to the difference of (x) 105% of the amount of Facility Letter of Credit Obligations at such time, less (y) the amount on deposit in the Facility Letter of Credit Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Event of Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuers to issue Facility Letters of Credit, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Cash Collateral Account.
(ii) If at any time while any Event of Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Cash Collateral Account.
(iii) The Agent may, at any time or from time to time after funds are deposited in the Cash Collateral Account or the Facility Letter of Credit Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the Issuer under the Loan Documents.

(iv) At any time while any Event of Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account or the Facility Letter of Credit Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Cash Collateral Account or the Facility Letter of Credit Collateral Account shall be returned by the Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.
(v) If within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the Issuer to issue Facility Letters of Credit hereunder as a result of any Event of Default (other than any Event of Default as described in Section 8.01(5) with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
(vi) Upon the occurrence and during the continuance of any Event of Default, the Agent may exercise any and all remedies provided under any of the Security Documents or otherwise provided by law.
     Section 8.02 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any Note or Notes held by such Lender or any other Loan Document, irrespective of whether or not the Agent or such Lender shall have made any demand under this Agreement or any Note or Notes held by such Lender or such other Loan Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower (with a copy to the Agent) after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 8.02 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which each Lender may have.

ARTICLE IX
AGENCY PROVISIONS
     Section 9.01 Authorization and Action. Each Lender hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The duties of the Agent shall be mechanical and administrative in nature and the Agent shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender or Issuer. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents. As to any matters not expressly provided for by this Agreement or any other Loan Document (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to act or to refrain from acting except upon the instructions of the Required Lenders or, to the extent required under Section 10.01, all Lenders (and shall be fully protected in so acting or so refraining from acting), and such instructions shall be binding upon all Lenders, all Issuers and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent shall administer the Loan in the same manner that it would administer a comparable loan held 100% for its own account. The Agent may perform any of its duties under this Agreement and any other Loan Document by and through its agents (which shall include any third party sub-agent or mortgage servicer).
     Section 9.02 Liability of Agent. Neither the Agent nor any of its Affiliates or any of their respective directors, officers, agents, employees or advisors shall be liable for any action taken or omitted to be taken by it or them in good faith under or in connection with this Agreement or any other Loan Document in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent (1) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (2) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (3) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement; (4) shall not have any duty to ascertain or to inquire as to the performance or observance of any terms, covenants, or conditions of this Agreement on the part of the Borrower (other than the payment of principal, interest and fees due hereunder), or to inspect the property (including the books and records) of the Borrower; (5) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; and (6) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be sent by any telecommunication device capable of creating a written record (including electronic mail)) reasonably believed by it to be genuine and signed or sent by the proper party or parties.
     Section 9.03 Rights of Agent Individually. (a) The Person serving as the Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not the Agent and without any duty to account therefor to the Lenders.
          (b) Each Lender and each Issuer understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.03 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in any of the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender and each Issuer understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Agent to the Lenders.
          (c) Each Lender and each Issuer further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender and each Issuer agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender or any Issuer. None of (i) this Agreement or any other Loan Document, (ii) the receipt by the Agent’s Group of information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) or (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.
     Section 9.04 Independent Credit Decisions. Each Lender and each Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. The Agent shall promptly provide the Lenders and Issuers with copies of all notices of default and other formal notices sent or received by the Agent in accordance with Section 10.02, any written notice relating to changes in the Borrower’s debt ratings received by the Agent from the Borrower or a ratings agency, any documents received by the Agent pursuant to Section 5.08 (except to the extent that the Borrower has furnished the same directly to the Lenders) and any other documents or notices received by the Agent with respect to this Agreement and requested in writing by any Lender.
     Section 9.05 Indemnification. The Lenders severally agree to indemnify the Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the proportion of their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent or any of its Affiliates, or any of their respective directors, officers, employees, agents and advisors, in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Agent under this Agreement or the other Loan Documents, provided that no Lender shall be liable for any portion of any of the foregoing (i) resulting from the gross negligence or willful misconduct of the Agent or such Affiliate, director, officer, employee, agent or advisor, (ii) on account of a strictly internal or regulatory matter relating to the Agent (such as relating to legal lending limit violation by the

Agent), or (iii) in connection with a breach of an agreement made by the Agent to a Lender under this Agreement. Without limitation of the foregoing, each Lender severally agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for such Lender’s Pro Rata Share of any reasonable out-of-pocket expenses (including fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or the other Loan Documents; provided, however, that no Lender shall be required to reimburse the Agent for any such expenses incurred (i) resulting from the Agent’s gross negligence or willful misconduct, or (ii) in connection with a breach of an agreement made by the Agent to a Lender under this Agreement.
     Section 9.06 Successor Agent. (a) The Agent may resign at any time by giving at least sixty (60) days’ prior written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent, subject to Section 9.06(b). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank or federal savings bank organized under the laws of the United States of America or of any State thereof, subject to Section 9.06(b). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
          (b) The appointment of any successor Agent that is not a Lender shall, as long as no Event of Default shall have occurred and be continuing, be subject to the prior written approval of the Borrower, which approval shall not be unreasonably withheld or delayed.
     Section 9.07 Sharing of Payments, Etc. If any Lender shall obtain any payments (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Note or Notes held by it in excess of its Pro Rata Share of payments on account of the Notes obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in the Notes held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each applicable Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (1) the amount of such

Lender’s required repayment to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 9.07 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
     Section 9.08 Withholding Tax Matters. Each Lender which is a Non-United States Person agrees to execute and deliver to the Agent for delivery to the Borrower, before the first scheduled payment date in each year (and, in the case of a Lender that becomes a Lender hereunder by assignment, before the first scheduled payment date following such assignment), two duly completed copies of United States Internal Revenue Service Forms W-8BEN or W8ECI, or any successor forms, as appropriate, properly completed and certifying that such Lender is entitled to receive payments under this Agreement without withholding or deduction of United States federal taxes. Each Lender which is a Non-United States Person represents and warrants to the Borrower and to the Agent that, at the date of this Agreement, (i) its Lending Offices are entitled to receive payments of principal, interest, and fees hereunder without deduction or withholding for or on account of any taxes imposed by the United States or any political subdivision thereof and (ii) it is permitted to take the actions described in the preceding sentence under the laws and any applicable double taxation treaties of the jurisdictions specified in the preceding sentence. Each Lender which is a Non-United States Person further agrees that, to the extent any form claiming complete or partial exemption from withholding and deduction of United States federal taxes delivered under this Section 9.08 is found to be incomplete or incorrect in any material respect, such Lender shall execute and deliver to the Agent a complete and correct replacement form.
     Section 9.09 Syndication Agents, Documentation Agents, Managing Agents or Co-Agents. None of the Lenders identified in this Agreement as a “Syndication Agent,” “Documentation Agent,” “Managing Agent” or “Co-Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgements with respect to such Lenders as it makes with respect to the Agent in Section 9.04.
ARTICLE X
MISCELLANEOUS
     Section 10.01 Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the

Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (a) unless in writing and signed by the Borrower and all of the Lenders do, or have the effect of doing, any of the following: (1) increase the Commitments of the Lenders (except for increases in the Aggregate Commitment in accordance with Section 2.02.2; provided that no such increase shall result in the Aggregate Commitment exceeding $700,000,000) or subject the Lenders to any additional obligations; (2) reduce the principal of, or interest on, the Notes or any fees (other than the Agent’s fees) hereunder; (3) postpone any date fixed for any payment of principal of or interest on, the Notes or any fees (other than the Agent’s fees) hereunder; (4) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the number of Lenders which shall be required for the Lenders or any of them to take action hereunder (including, without limitation, any change in the percentage of Lenders required to extend the Termination Date under the provisions of Section 2.19; (5) release any Significant Guarantor or (except as otherwise provided in Section 8.01) release any sums held in the Facility Letter of Credit Collateral Account; or (6) amend, modify or waive any provision of the Guaranty, this Section 10.01 or clause (i) of Section 11.01; (b) unless in writing and signed by the Agent in addition to the Lenders required herein to take such action, affect the rights or duties of the Agent under any of the Loan Documents; (c) unless in writing and signed by the Swing Line Lender and the Required Lenders, affect any provisions of this Agreement that relate to the Swing Line Loans or otherwise affect the rights or duties of the Swing Line Lender; or (d) unless in writing and signed by the Issuers and the Required Lenders, affect any of the provisions of this Agreement that relate to the Facility Letters of Credit or otherwise affect the rights or duties of any Issuer.
     Section 10.02 Notices, Etc. (a) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified at its address for notices set forth on its signature page to this Agreement or in the case of any subsequent Lender, in its Administrative Questionnaire, or at such other address as shall be notified in writing (x) in the case of the Borrower and the Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Agent.
          (b) All notices, demands, requests, consents and other communications described in Section 10.02(a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 10.02(d) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform, and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in Section 10.02(a); provided, however, that notices and communications to the Agent pursuant to Article II or Article IX shall not be effective until received by the Agent.
          (c) Notwithstanding Sections 10.02(a) and (b) (unless the Agent requests that the provisions of Sections 10.02(a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrower shall deliver all Approved Electronic Communications to the Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Agent may notify to the Borrower. Nothing in this clause (c) shall prejudice the right of the Agent or any Lender to deliver any Approved Electronic Communication to the Borrower in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.
          (d) Each Lender, each Issuer and the Borrower agree that the Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and the Issuers by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Electronic Platform”).
          (e) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers and the Borrower hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

          (f) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE AGENT NOR ANY OF ITS AFFILIATES WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.
          (g) Each of the Lenders, the Issuers and the Borrower agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Agent’s generally-applicable document retention procedures and policies.
     Section 10.03 No Waiver. No failure or delay on the part of any Lender or the Agent or the Issuer in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The making of a Loan or issuance, amendment or extension of a Facility Letter of Credit notwithstanding the existence of a Default or Event of Default shall not constitute any waiver or acquiescence of such Default or Event of Default, and the making of any Loan or issuance, amendment or extension of a Facility Letter of Credit notwithstanding any failure or inability to satisfy the conditions precedent to such Loan or issuance, amendment or extension of a Facility Letter of Credit shall not constitute any waiver or acquiescence with respect to such conditions precedent with respect to any subsequent Loans or subsequent issuance, amendment or extension of a Facility Letter of Credit. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law, in equity or otherwise.
     Section 10.04 Costs, Expenses, and Taxes. (a) The Borrower agrees to reimburse the Agent for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Lenders and the Issuers for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, the Lenders and the Issuers which attorneys may be employees of the Agent, the Lenders and the Issuers) paid or incurred by the Agent, the Arrangers, any Lender or Issuer in connection with the collection of the Obligations and enforcement of the Loan Documents, including during any workout or restructuring in respect of the Loan Documents.
          (b) The Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failing to pay such taxes and fees.
          (c) All payments by the Borrower to or for the account of any Lender, Issuer or the Agent hereunder or under any Note or Reimbursement Agreement shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any such payable hereunder to any Lender, Issuer or the Agent, upon notice from the Agent to the Borrower (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this paragraph) such Lender, Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
          (d) This Section 10.04 shall survive termination of this Agreement.
     Section 10.05 Integration. This Agreement (including the Borrower’s obligation to pay the fees as provided in Section 2.09(c) and the Fee Letter referred to therein) and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.
     Section 10.06 Indemnity. The Borrower hereby agrees to defend, indemnify, and hold the Agent and each Lender and each of their respective Affiliates, and each of their respective directors, officers, employees, agents and advisors (each an “Indemnified Party”) harmless from and against all claims, damages, judgments, penalties, costs, and expenses (including reasonable attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower and its Subsidiaries, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person, other than claims, damages, judgments, penalties, costs and expenses arising as a result of any Indemnified

Party’s willful misconduct or gross negligence as determined by a court of competent jurisdiction by a final and nonappealable judgment. This indemnity shall survive termination of this Agreement.
     Section 10.07 CHOICE OF LAW. THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
     Section 10.08 Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 10.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic image shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 10.10 Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.
     Section 10.11 CONSENT TO JURISDICTION. (a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE CITY AND COUNTY OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

          (b) THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN SUCH ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY LOAN DOCUMENT BY THE MAILING (BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID) OF COPIES OF SUCH PROCESS TO AN APPOINTED PROCESS AGENT OR THE BORROWER AT ITS ADDRESS SPECIFIED IN SECTION 10.02. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING CONTAINED IN THIS SECTION 10.11 SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER OR ISSUER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER OR ANY OTHER LOAN PARTY IN ANY OTHER JURISDICTION.
     Section 10.12 WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT EACH ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL ACTION OR PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
     Section 10.13 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
     Section 10.14 No Fiduciary Duty. The relationship between the Borrower and the Issuers and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Issuer or Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Issuer or Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
     Section 10.15 Confidentiality. (a) Each of the Agent and the Lender Parties agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document, any action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Agent or any Lender Party or any of its respective Affiliates may be a party, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.15, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower and its obligations or to this Agreement or payments hereunder, (iii) to any rating agency when required by it, (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.15 or (y) becomes available to the Agent, any Lender Party or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries. For purposes of this Section 10.15, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender Party on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information shall be deemed confidential unless it is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          (b) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to the Borrower or any of its Subsidiaries or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information. In particular, none of the Agent nor any of its Related Parties (i) shall have, and the Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to the Borrower or any of its Subsidiaries or any Lender Party or any of their respective Related Parties arising out of or relating to the Agent or any of its Related Parties providing or not providing Restricting Information to any Lender Party.
          (c) The Borrower agrees that (i) all Communications it provides to the Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 10.15(a)) for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Agent nor any of its Affiliates shall be responsible for any statement or other designation by the Borrower regarding whether a Communication contains or does not contain material non-public information with respect to the Borrower or any of its Subsidiaries or their securities nor shall the Agent or any of its Affiliates incur any liability to the Borrower or any of its Subsidiaries, any Lender Party or any other Person for any action taken by the Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information. Nothing in Section 10.15(b) or this Section 10.15(c) shall modify or limit a Lender Party’s obligations under Section 10.15(a) with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.
          (d) Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender Party’s Administrative Questionnaire. Each Lender Party agrees to notify the Agent from time to time of such Lender Party’s designee’s

e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.
          (e) Each Lender Party acknowledges that Communications delivered under this Agreement and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally. Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party. None of the Agent nor any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.
          (f) The provisions of this Section 10.15 are designed to assist the Agent, the Lender Parties, the Borrower and its Subsidiaries in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications under this Agreement or under the other Loan Documents or other information provided to the Lender Parties under this Agreement or the other Loan Documents may contain Restricting Information. Neither the Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Agent or any of its Related Parties warrant or make any other statement to the effect that adherence to such provisions by the Borrower and its Subsidiaries or by the Lender Parties will be sufficient to ensure compliance by the Borrower or such Subsidiary or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each Lender Party assumes the risks associated therewith.
     Section 10.16 USA Patriot Act Notification. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
     Section 10.17 Register. The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Facility Letter of Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent, the Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     Section 10.18 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the no party hereto shall assert, and each such party hereby waives, any claim against all other parties hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof and any Facility Letter of Credit and the use thereof.
ARTICLE XI
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     Section 11.01 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuer that issues any Facility Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder or under the other Loan Documents except in accordance with this Article XI. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuer that issues any Facility Letter of Credit) and Participants (to the extent provided in Section 11.03)) any legal or equitable right, remedy or claim under or by reason.
     Section 11.02 Assignments.
          (a) Subject to the conditions set forth in Section 11.02(b), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that the written consents (which consents shall not be unreasonably withheld or delayed) of the Agent and (unless an Event of Default has occurred and is continuing) the Borrower shall be required prior to an assignment becoming effective with respect to an assignee which, prior to such assignment, is not a Lender, an Affiliate of a Lender or an Approved Fund.
          (b) Assignments shall be subject to the following additional conditions:

          (i) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,
          (ii) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption (“Assignment and Assumption”) in substantially the form of Exhibit F hereto, together with a processing and recordation fee of $3,500; and
          (iii) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.
               (c) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 11.02(b)(ii) and any written consent to such assignment required by Section 11.02(a), the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(a), 2.21(d), 2.22.6(b) or 9.05, the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     Section 11.03 Participations. Any Lender may, without the consent of the Borrower, the Agent, the Issuer or the Swing Line Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, (iv) all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold participating interests and (v) the Borrower, the Agent, the Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) forgives principal, interest or fees (other than Agent’s fees) or reduces the interest rate (other than Agent’s fees), (ii) postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees (other than Agent’s fees) or (iii) releases any Significant Guarantor.
     Section 11.04 Pledge to Federal Reserve Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, and this Article shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
[remainder of page intentionally left blank; signature pages follow]

[Signature Page to Amended and Restated Credit Agreement]
               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written.

BEAZER HOMES USA, INC.
By:	/s/ Jeffrey S. Hoza
	Name:	Jeffrey S. Hoza
	Title:	Vice President & Treasurer

Address for Notices 1000 Abernathy Road Suite 1200 Atlanta, Georgia 30328 Attention: President Tel: (770) 829-3700 Fax: (770) 481-0431

[Signature Page to Amended and Restated Credit Agreement]

CITIBANK, N.A., as the Agent and as a Lender, the Swing Line Lender and an Issuer
By:	/s/ Marni McManus
	Name:	Marni McManus
	Title:	Director

Address for Notices of Borrowings

Citi Origination Operations
Global Loans Delaware
1615 Brett Road, Ops III
New Castle, DE 19720
Attn: Kisha Bailey
Tel: (302) 894-6004
Fax:
Email: kisha.bailey@citi.com

Address for all other Notices

Citibank, N.A.
Citi Markets and Banking
North America Investment Banking — North America
Homebuilding
388 Greenwich Street
New York, NY 10013
Attn: Marni McManus
Tel: (212) 816-7461
Fax: (646) 291-1193
Email: marni.mcmanus@citi.com

Schedule I
COMMITMENT SCHEDULE

Lenders	Commitment Percentage	Commitment
Citibank, N.A.	100%	$22,000,000
TOTAL	100%	$22,000,000